UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF SOUTH CAROLINA
CHARLESTON DIVISION

IN RE: AQUEOUS FILM-FORMING FOAMS PRODUCTS LIABILITY LITIGATION	MDL No. 2:18-mn-2873-RMG This Document relates to: City of Camden, et al., v. 3M Company, No. 2:23-cv-XXXX-RMG

SETTLEMENT AGREEMENT BETWEEN PUBLIC WATER SYSTEMS AND 3M COMPANY
This Settlement Agreement (including its Exhibits) is entered into, subject to Final Approval of the Court, as of June 22, 2023, by and among the Class Representatives and 3M.
1.    RECITALS
1.1.    WHEREAS, Congress enacted the Safe Drinking Water Act (“SDWA”), 42 U.S.C. §§ 300f to 300j-27, to help ensure that the public is provided with safe Drinking Water, and the SDWA or other federal or state regulations may require Public Water Systems to monitor and treat their water supplies;
1.2.    WHEREAS, this Settlement Agreement is intended to address Public Water Systems’ Claims regarding alleged PFAS-related harm to Drinking Water and associated financial burdens, including Public Water Systems’ potential costs of monitoring, treating, or remediating PFAS in Drinking Water;
1.3.    WHEREAS, Class Members are Public Water Systems that have asserted or could assert potential Claims against 3M related to PFAS in water supplies;
1.4.    WHEREAS, Interim Class Counsel and 3M’s Counsel have engaged in extensive, arm’s-length negotiations, and have—subject to the Final Approval of the Court as provided for herein—reached an agreement to settle and release Class Members’ PFAS-related Claims against 3M in exchange for payment and subject to the terms and conditions set forth below;
1.5.    WHEREAS, Class Representatives and Interim Class Counsel have concluded—after a thorough investigation and after carefully considering the relevant circumstances, including the Claims asserted, the legal and factual defenses to those Claims, and the applicable law, and the burdens, risks, uncertainties, and expense of litigation, as well as the fair, cost-effective, and assured method of resolving the Claims—that it would be in the best interests of Class Members to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for Class Members, and further, that Class Representatives and Interim Class Counsel consider the Settlement set forth herein to be fair, reasonable, and adequate and in the best interests of Class Members; and
1.6.    WHEREAS, 3M, while continuing to deny any violation, wrongdoing, or liability with respect to any and all Claims asserted or that could be asserted in the Litigation, either on its part or on the part of any of the Released Parties, and while continuing to specifically deny and dispute the scientific, medical, factual, and other bases asserted in support of those Claims, has nevertheless concluded that it will enter into this Settlement Agreement in order to, among other things, avoid the expense, inconvenience, risks, uncertainties, and distraction of further litigation.
2.    DEFINITIONS
As used in this Settlement Agreement and its Exhibits, the following terms have the defined meanings set forth below. Unless the context requires otherwise, (a) words expressed in the plural form include the singular, and vice versa; (b) words expressed in the masculine form include the feminine and gender neutral, and vice versa; (c) the word “will” has the same meaning as the word “shall,” and vice versa; (d) the word “or” is not exclusive; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (f) references to any law include all rules, regulations, and sub-regulatory guidance promulgated thereunder; (g) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (h) references to dollars or “$” are to United States dollars.
2.1.    “3M” means 3M Company.

2.2.    “3M’s Counsel” means Thomas J. Perrelli and the law firm of Jenner & Block LLP, 1099 New York Avenue, N.W., Suite 900, Washington, DC 20001-4412; and Richard F. Bulger and the law firm of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606.
2.3.    “Action Fund” means the Phase One Action Fund or the Phase Two Action Fund. “Phase One Action Fund” has the meaning set forth in Paragraph 6.7.2 of this Settlement Agreement. “Phase Two Action Fund” has the meaning set forth in Paragraph 6.8.6 of this Settlement Agreement.

2.4.    “Active Public Water System” means a Public Water System whose activity-status field in SDWIS states that the system is “Active.”
2.5.    “AFFF” means aqueous film-forming foam containing PFAS.
2.6.    “Agreement” means this Settlement Agreement.
2.7.    “Allocated Amount” means the portion of the Phase One Action Fund or of the Phase Two Action Fund payable to each Qualifying Class Member.
2.8.    “Allocation Procedures” means the process, specified in Exhibit Q, for fairly dividing the Settlement Amount to determine the amount payable to each Qualifying Class Member from the Qualified Settlement Fund.
2.9.    “Business Day” means a day other than a Saturday, Sunday, or legal holiday in the United States of America as defined by Federal Rule of Civil Procedure 6(a)(6).
2.10.    “Claim” means any past, present, or future claim—including counterclaims, cross-claims, actions, rights, remedies, causes of action, liabilities, suits, proceedings, demands, damages, injuries, losses, payments, judgments, verdicts, debts, dues, sums of money, liens, costs and expenses (including attorneys’ fees and costs), accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, requests, assessments, charges, disputes, performances, warranties, omissions, grievances, or monetary impositions of any sort, in each case in any forum and on any theory, whether legal, equitable, regulatory, administrative, or statutory; arising under federal, state, or local constitutional or common law, statute, regulation, guidance, ordinance, contract, or principles of equity; filed or unfiled; asserted or unasserted; fixed, contingent, or non-contingent; known or unknown; patent or latent; open or concealed; discovered or undiscovered; suspected or unsuspected; foreseen, foreseeable, unforeseen, or unforeseeable; matured or unmatured; manifested or not; accrued or unaccrued; ripened or unripened; perfected or unperfected; choate or inchoate; developed or undeveloped; liquidated or unliquidated; now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision, or in any other manner, including any of the foregoing for direct damages, indirect damages, compensatory damages, consequential damages, incidental damages, nominal damages, economic loss, punitive or exemplary damages, statutory and other multiple damages or penalties of any kind, or any other form of damages whatsoever; any request for declaratory, injunctive, or equitable relief, strict liability, joint and several liability, restitution, abatement, subrogation, contribution, indemnity, apportionment, disgorgement, reimbursement, attorneys’ fees, expert fees, consultant fees, fines, penalties, expenses, costs, or any other legal, equitable, civil, administrative, or regulatory remedy whatsoever, whether direct, representative, derivative, class or individual in nature. It is the intention of this Agreement that the definition of “Claim” be as broad, expansive, and inclusive as possible.
2.11.    “Claims Administrator” means the independent neutral third-party Person selected and Court-appointed pursuant to Paragraph 7.3 of this Settlement Agreement who is responsible for reviewing, analyzing, and approving Claims Forms, and allocating and distributing the Settlement Funds fairly and equitably among all Qualifying Class Members pursuant to the Allocation Procedures described in Exhibit Q.

2.12.    “Claims Form” means the paper or online document, in the form attached as Exhibit A, that Class Members are required to use to make a claim and receive a payment under this Settlement Agreement as described in Paragraph 10.3 of this Settlement Agreement. The term “Claims Form” may refer to any of seven (7) separate forms: the Phase One Public Water System Settlement Claims Form; the Phase One Supplemental Fund Claims Form; the Phase One Special Needs Fund Claims Form; the Phase Two Testing Compensation Claims Form; the Phase Two Action Fund Claims Form; the Phase Two Supplemental Fund Claims Form; and the Phase Two Special Needs Fund Claims Form.
2.13.    “Claims Period” means the time during which a Class Member may submit a Claims Form. The term “Claims Period” may refer to any of seven (7) separate periods: the Phase One Action Claims Period, the Phase One Supplemental Claims Period, the Phase One Special Needs Claims Period, the Phase Two Testing Claims Period, the Phase Two Action Claims Period, the Phase Two Supplemental Claims Period, and the Phase Two Special Needs Claims Period.
2.14.    “Class Counsel” means, subject to appointment by the Court, Michael A. London and the law firm of Douglas & London, P.C., 59 Maiden Lane, 6th Floor, New York, New York 10038; Scott Summy and the law firm of Baron & Budd, P.C., 3102 Oak Lawn Avenue, Suite 1100, Dallas, Texas 75219; Paul J. Napoli and the law firm of Napoli Shkolnik, 1302 Avenida Ponce de Leon, Santurce, Puerto Rico 00907; and Elizabeth A. Fegan and the law firm of Fegan Scott LLC, 150 South Wacker Drive, 24th Floor, Chicago, Illinois 60606.
2.15.    “Class Member” means an Eligible Claimant that does not opt out of the Settlement Class. Each Class Member is either a Phase One Class Member or a Phase Two Class Member, but not both. “Phase One Class Member” means a Class Member that is or was a Phase One Eligible Claimant. “Phase Two Class Member” means a Class Member that is or was a Phase Two Eligible Claimant. It is the intention of this Agreement that the definition of “Class Member” be as broad, expansive, and inclusive as possible.
2.16.    “Class Representative” means the following Public Water Systems (or Public Water Systems for the following counties, municipalities, or localities), or other Persons whom the Court may appoint as representatives of the Settlement Class: the City of Camden Water Services (New Jersey); City of Brockton (Massachusetts); City of Sioux Falls (South Dakota); California Water Service Company (California); City of Delray Beach (Florida); Coraopolis Water & Sewer Authority (Pennsylvania); Verona (New Jersey); Dutchess County Water and Wastewater Authority and Dalton Farms Water System (New York); South Shore (Kentucky); City of Freeport (Illinois); Martinsburg Municipal Authority (Pennsylvania); Seaman Cottages (Vermont); Village of Bridgeport (Ohio); City of Benwood (West Virginia); Niagara County (New York); City of Pineville (Louisiana); City of Iuka (Mississippi); and City of Amory (Mississippi).
2.17.    “Common-Benefit Holdback Assessment” has the meaning set forth in Paragraph 6.6 of this Settlement Agreement.
2.18.    “Community Water System” means a Public Water System that serves at least fifteen (15) service connections used by year-round residents or regularly serves at least twenty-five (25) year-round residents, consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. § 300f(15), and 40 C.F.R. Part 141.
2.19.    “Court” means the United States District Court for the District of South Carolina.
2.20.    “Covenant Not to Sue” has the meaning set forth in Paragraph 11.3 of this Settlement Agreement.
2.21.    “Dismissal” has the meaning set forth in Paragraph 11.5 of this Settlement Agreement.
2.22.    “Drinking Water” means water provided for human consumption (including uses such as drinking, cooking, and bathing), consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-27. Solely for purposes of this Agreement, the term “Drinking Water” includes raw or untreated water that a Public Water System has drawn or collected from a Water Source so that the water may then (after any treatment) be provided for human consumption. It is the intention of this Agreement that the definition of “Drinking Water” be as broad, expansive, and inclusive as possible.
2.23.    “Effective Date” means the date five (5) Business Days after the date of Final Judgment.
2.24.    “Eligible Claimant” means an Active Public Water System that qualifies as a member of the Settlement Class. Each Eligible Claimant is either a Phase One Eligible Claimant or a Phase Two Eligible Claimant, but not both. “Phase One Eligible Claimant” means an Eligible Claimant with one or more Impacted Water Sources as of the Settlement Date. “Phase Two Eligible Claimant” means an Eligible Claimant that does not have one or more Impacted Water Sources as of the Settlement Date. It is the intention of this Agreement that the definition of “Eligible Claimant” be as broad, expansive, and inclusive as possible.
2.25.    “Escrow Agent” has the meaning set forth in Paragraph 6.5.2 of this Settlement Agreement.
2.26.    “Exhibits” means Exhibits A through R, attached to and incorporated by reference in this Settlement Agreement.

2.27.    “Final Approval” means the Court’s entry of the Order Granting Final Approval.
2.28.    “Final Fairness Hearing” means the Court hearing in which any Class Member that wishes to object to the fairness, reasonableness, or adequacy of the Settlement will have an opportunity to be heard, provided that the Class Member complies with the requirements for objecting to the Settlement as set out in Paragraphs 8.4 through 8.4.4 of this Settlement Agreement. The date of the Final Fairness Hearing shall be set by the Court and communicated to all Eligible Claimants in a Court-approved Notice under Federal Rule of Civil Procedure 23(c)(2).
2.29.    “Final Judgment” means that the judgment with respect to Released Parties in this action has become final, which shall be the earliest date on which all the following events shall have occurred: (i) the Settlement is approved in all respects by the Court as required by Federal Rule of Civil Procedure 23(e); (ii) the Court enters a judgment that terminates this action with respect to Released Parties and satisfies the requirements of Federal Rule of Civil Procedure 58; and (iii) the time for appeal of the Court’s approval of this Settlement and entry of the final order and judgment with respect to Released Parties under Federal Rule of Appellate Procedure 4 has expired or, if appealed, approval of this Settlement has been affirmed by the court of last resort to which such appeal (or petition for a writ of certiorari) has been taken and such affirmance has become no longer subject to further review by the court of appeals (Federal Rule of Appellate Procedure 40) or by the Supreme Court (U.S. Supreme Court Rule 13), or the appeal or petition is voluntarily dismissed (Federal Rule of Appellate Procedure 42 or U.S. Supreme Court Rule 46).
2.30.    “Impacted Water Source” means a Water Source that has a Qualifying Test Result showing a Measurable Concentration of PFAS.
2.31.    “Interim Class Counsel” means Michael A. London and the law firm of Douglas & London, P.C., 59 Maiden Lane, 6th Floor, New York, NY 10038; Scott Summy and the law firm of Baron & Budd, P.C., 3102 Oak Lawn Avenue, Suite 1100, Dallas, Texas, 75219; and Paul J. Napoli and the law firm of Napoli Shkolnik, 1302 Avenida Ponce de Leon, San Juan, Puerto Rico 00907.
2.32.    “Litigation” means collectively all MDL Cases in which any Public Water System asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination, as well as any currently pending litigation in the United States of America in which any Public Water System asserts against any Released Party any Claim related to alleged actual or potential PFAS contamination.
2.33.    “MDL Cases” means collectively all cases filed in, transferred to, or associated with In Re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873 (D. S.C.).
2.34.    “Measurable Concentration” means the lower of a concentration equal to or greater than the limit of detection of the analytical method used (regardless of whether that limit is higher than, lower than, or equal to any limit established for any purpose by federal or state law) or one part per trillion (one nanogram per liter).
2.35.    “Non-Class Potable Water” means water in any active privately owned well providing potable water for human consumption that is not owned or operated by a Releasing Party or water in any active facility or equipment providing potable water for human consumption that is not owned or operated by a Releasing Party, so long as the fate and transport of PFAS released into groundwater poses a threat to such water.

2.36.    “Non-Transient Non-Community Water System” means a Public Water System that is not a Community Water System and that regularly serves at least twenty-five (25) of the same persons over six (6) months per year, consistent with the use of that term in 40 C.F.R. Part 141.
2.37.    “Notice” means the Court-approved notice to Eligible Claimants that is substantially similar to the form attached as Exhibit B.
2.38.    “Notice Administrator” means the independent neutral third-party Person selected and Court-appointed pursuant to Paragraph 7.1 of this Settlement Agreement who is responsible for administering the Notice Plan.
2.39.    “Notice Plan” means the plan for distribution of the Notice, including direct mail and publication, as appropriate, which is set forth in Exhibit C and is subject to Court approval as set forth in Paragraphs 7.2 and 8.1 of this Settlement Agreement.
2.40.    “Objection” has the meaning set forth in Paragraph 8.4 of this Settlement Agreement.
2.41.    “Opt Out” or “Request for Exclusion” has the meaning set forth in Paragraph 8.5 of this Settlement Agreement.
2.42.    “Order Granting Final Approval” means the order entered by the Court approving the terms and conditions of this Settlement Agreement, including the manner and timing of providing Notice and certifying a Settlement Class.
2.43.    “Order Granting Preliminary Approval” means the order entered by the Court conditionally approving the terms and conditions of this Settlement Agreement, including the conditional certification of the proposed Settlement Class, the manner and timing of providing Notice, the period for filing Objections or Requests for Exclusion, and the date of the Final Fairness Hearing. Class Representatives will submit to the Court a proposed Order Granting Preliminary Approval in the form attached as Exhibit D.
2.44.    “Parties” means 3M, Class Representatives, and Class Members. To the extent that 3M, Class Representatives, and Class Members discharge any of their obligations under this Settlement Agreement through agents, the actions of those agents shall be considered the actions of the Parties.
2.45.    “Party” means any of the Parties.
2.46.    “Person” means a natural person, corporation, company, association, limited liability company, partnership, limited partnership, joint venture, affiliate, any other type of private entity, a county, municipality, any other public or quasi-public entity, or their respective spouse, heir, predecessor, successor, executor, administrator, manager, operator, representative, or assign.
2.47.    “PFAS” means, solely for purposes of this Agreement, any per- or poly-fluoroalkyl substance that contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen, chlorine, bromine, or iodine atom attached to it). It is the intention of this Agreement that the definition of “PFAS” be as broad, expansive, and inclusive as possible.
2.48.    “Phase One Funds” means the Phase One Action Fund, the Phase One Supplemental Fund, and the Phase One Special Needs Fund.

2.49.    “Phase Two Cap” has the meaning set forth in Paragraphs 6.8.6 and 6.8.10 of this Settlement Agreement.
2.50.    “Phase Two Floor” has the meaning set forth in Paragraphs 6.8.6 and 6.8.9 of this Settlement Agreement.
2.51.    “Phase Two Funds” means the Phase Two Testing Compensation Fund, the Phase Two Action Fund, the Phase Two Supplemental Fund, and the Phase Two Special Needs Fund.
2.52.    “Phase Two Testing Compensation Fund” has the meaning set forth in Paragraph 6.8.2 of this Settlement Agreement.
2.53.    “Preliminary Approval” means the Court’s entry of the Order Granting Preliminary Approval.
2.54.    “Public Water System” means a system for the provision to the public of water for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves an average of at least twenty-five (25) individuals daily at least sixty (60) days out of the year, consistent with the use of that term in the Safe Drinking Water Act, 42 U.S.C. § 300f(4)(A), and 40 C.F.R. Part 141. The term “Public Water System” includes (i) any collection, treatment, storage, and distribution facilities under control of the operator of such system and used primarily in connection with such system, and (ii) any collection or pretreatment storage facilities not under such control which are used primarily in connection with such system. Solely for purposes of this Settlement Agreement, the term “Public Water System” refers to a Community Water System of any size or a Non-Transient Non-Community Water System that serves more than 3,300 people, according to SDWIS; or any Person (but not any financing or lending institution) that has legal authority or responsibility (by statute, regulation, other law, or contract) to fund or incur financial obligations for the design, engineering, installation, operation, or maintenance of any facility or equipment that treats, filters, remediates, or manages water that has entered or may enter Drinking Water or any Public Water System; but does not refer to a Non-Transient Non-Community Water System that serves 3,300 or fewer people, according to SDWIS, or to a Transient Non-Community Water System of any size. It is the intention of this Agreement that the definition of “Public Water System” be as broad, expansive, and inclusive as possible.
2.55.    “Qualified Settlement Fund” has the meaning set forth in Paragraph 6.1 of this Settlement Agreement and shall be established within the meaning of Treas. Reg. § 1.468B-1 for purposes of receiving the Settlement Funds as set forth in this Settlement Agreement. The “Qualified Settlement Fund” shall consist of seven (7) separate funds: the Phase One Action Fund, the Phase One Supplemental Fund, the Phase One Special Needs Fund, the Phase Two Testing Compensation Fund, the Phase Two Action Fund, the Phase Two Supplemental Fund, and the Phase Two Special Needs Fund.
2.56.    “Qualifying Class Member” means a Class Member that has submitted a Claims Form satisfying the requirements of Paragraph 10.3 of this Settlement Agreement. Each Qualifying Class Member is either a Phase One Qualifying Class Member or a Phase Two Qualifying Class Member, but not both. “Phase One Qualifying Class Member” means a Qualifying Class Member that is or was a Phase One Eligible Claimant. “Phase Two Qualifying Class Member” means a Qualifying Class Member that is or was a Phase Two Eligible Claimant.

2.57.    “Qualifying Test Result” means any result of a test conducted by or at the direction of a Class Member or of a federal, state, or local regulatory authority, or any test result reported or provided to the Class Member by a certified laboratory or other Person, that used any state- or federal agency-approved or -validated analytical method to analyze Drinking Water or water that is to be drawn or collected into a Class Member’s Public Water System.
2.58.    “Release” or “Released Claims” has the meaning set forth in Paragraph 11.1 and Section 11 of this Settlement Agreement.
2.59.    “Released Parties” means 3M and its respective past, present, or future administrators, advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporation or entity (including constituent of a constituent) absorbed by 3M in a consolidation or merger, counsel, directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals, resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity. It is the intention of this Agreement that the definition of “Released Parties” be as broad, expansive, and inclusive as possible.
2.60.    “Releasing Parties” means Class Representatives, Class Members, and their respective past, present, or future administrators, affiliated business entities, affiliates, agencies, agents, assigns, attorneys, boards, commissions, counsel, departments, directors, districts, divisions, employees, entities, executors, heirs, institutions, instrumentalities, insurers, managers, members, officers (elected or appointed), owners, parents, partners, predecessors, principals, servants, shareholders, subdivisions, subrogees, subsidiaries, successors, trustees, water-system operators, any other representatives, individually or in their corporate or personal capacity, anyone acting on behalf of or in concert with a Class Member or its Public Water System (excluding states) to prevent PFAS from entering a Class Member’s Public Water System or to seek recovery for alleged harm to the Class Member’s Public Water System (including recovery of any funds that have already been expended to remove PFAS from the Class Member’s Public Water System, none of which shall implicate the rights of any state or the federal government), and any Person or entity within their power to release. It is the intention of this Agreement that the definition of “Releasing Parties” be as broad, expansive, and inclusive as possible.
2.61.    “Required Participation Threshold” has the meaning set forth in Paragraph 9.1 of this Settlement Agreement.
2.62.    “SDWIS” means the U.S. EPA Safe Drinking Water Information System Federal Reporting Services system, as of the Settlement Date.
2.63.    “Settlement” means the settlement of the Released Claims against the Released Parties that is provided for by this Settlement Agreement.
2.64.    “Settlement Agreement” means this document which describes the Settlement between and among the Class Representatives and 3M, and any related Exhibits, including the Notice and the Claims Forms.
2.65.    “Settlement Amount” means the total amount, other than interest and Notice administration costs, paid by 3M under this Settlement, which will be an amount not less than $10,500,000,000 and not more than $12,500,000,000, inclusive, as set forth in Paragraphs, 3.1, 6.1, and 6.7 through 6.13 of this Settlement Agreement.
2.66.    “Settlement Class” has the meaning set forth in Paragraph 5.1 of this Settlement Agreement.
2.67.    “Settlement Date” means the date on which the Class Representatives and 3M execute this Settlement Agreement.
2.68.    “Settlement Funds” means the amount of funds in the Qualified Settlement Fund paid by 3M pursuant to this Settlement Agreement and any interest that accrues thereon.
2.69.    “Special Master” means the independent neutral third-party Person selected and Court-appointed pursuant to Paragraph 7.5 of this Settlement Agreement who is responsible for overseeing the work of the Notice Administrator and the Claims Administrator, providing guidance throughout the allocation and distribution process, and determining appeals and/or other disputes that may arise in the course of the Notice Administrator and the Claims Administrator executing their duties.
2.70.    “Special Needs Fund” means the Phase One Special Needs Fund or the Phase Two Special Needs Fund. “Phase One Special Needs Fund” has the meaning set forth in Paragraph 6.10 of this Settlement Agreement. “Phase Two Special Needs Fund” has the meaning set forth in Paragraph 6.10 of this Settlement Agreement.
2.71.    “Summary Notice” means the Court-approved summary of the Notice to Eligible Claimants that is substantially similar to the form attached as Exhibit M.
2.72.    “Supplemental Fund” means the Phase One Supplemental Fund or the Phase Two Supplemental Fund. “Phase One Supplemental Fund” has the meaning set forth in Paragraph 6.10 of this Settlement Agreement. “Phase Two Supplemental Fund” has the meaning set forth in Paragraph 6.10 of this Settlement Agreement.

2.73.    “Taxes” has the meaning set forth in Paragraph 6.5.3 of this Settlement Agreement.
2.74.    “Tax Expenses” has the meaning set forth in Paragraph 6.5.3 of this Settlement Agreement.
2.75.    “Transient Non-Community Water System” means a Public Water System that is not a Community Water System and that does not regularly serve at least twenty-five (25) of the same persons over six (6) months per year, consistent with the use of that term in 40 C.F.R. Part 141.
2.76.    “UCMR-5” means the U.S. EPA’s Fifth Unregulated Contaminant Monitoring Rule and all monitoring and testing conducted pursuant to that Rule.
2.77.    “United States of America” means the United States of America, including the states and the District of Columbia, its territories and possessions, the Commonwealth of Puerto Rico, and other areas subject to its jurisdiction.
2.78.    “U.S. EPA” means the United States Environmental Protection Agency.
2.79.    “Walk-Away Right” has the meaning set forth in Paragraph 9.1 of this Settlement Agreement.

2.80.    “Water Source” means a groundwater well, a surface-water intake, or any other intake point from which a Public Water System draws or collects water for distribution as Drinking Water, and the raw or untreated water that is thus drawn or collected. Solely for purposes of the Allocation Procedures described in Exhibit Q, (i) a purchased water connection from a seller that is a Water Source is not a Water Source; (ii) a Public Water System’s multiple intakes from one distinct surface-water source are deemed to be a single Water Source so long as the intakes supply the same water treatment plant; (iii) a Public Water System’s intakes from multiple distinct surface-water sources, or a Public Water System’s intakes from one distinct surface-water source that supply multiple water treatment plants, are deemed to each be a separate Water Source; and (iv) a Public Water System’s multiple groundwater wells (whether from one distinct aquifer or from multiple distinct aquifers) that supply multiple water treatment plants are deemed to each be a separate Water Source.
3.    SETTLEMENT AGREEMENT OVERVIEW
3.1.    Settlement Consideration. Subject to the Walk-Away Right, 3M shall make or cause to be made payments that total up to the Settlement Amount of $10,500,000,000 to $12,500,000,000, inclusive, in accordance with this Settlement Agreement, and these payments, along with Notice and administrative costs as set forth in Paragraph 6.2, will serve as the Qualified Settlement Fund. In exchange, the Released Parties shall receive from the Releasing Parties the Release, Covenant Not to Sue, and Dismissal provided for in this Settlement Agreement. No amounts paid pursuant to this Paragraph 3.1 are in relation to the violation of any civil or criminal law or the investigation or inquiry by any government or governmental entity into the potential violation of any civil or criminal law, within the meaning of Section 162(f)(1) of the Internal Revenue Code of 1986, as amended, and section 1.162-21(a) of the Treasury Regulations thereunder. All amounts paid pursuant to this Paragraph 3.1 are intended for restitution or remediation (including treatment) of contamination of Water Sources and Drinking Water. If a determination were made that a portion of such amounts is in relation to a violation or potential violation of law, that portion constitutes restitution or remediation within the meaning of Section 162(f)(2)(A) of the Internal Revenue Code of 1986, as amended and section 1.162-21(a) of the Treasury Regulations thereunder. Class Members and 3M shall bear their own costs, including all legal expenses and attorneys’ fees. All legal expenses and attorneys’ fees of Class Members, including the Common-Benefit Holdback Assessment paid under Paragraph 6.6, will be paid by Class Members from amounts paid from the Settlement consideration. No portion of any amount paid under this Agreement constitutes the payment of a fine, penalty, or punitive damages, the disgorgement of profits, reimbursement for litigation or investigation costs or attorneys’ fees or costs, or an amount paid in settlement of any Claim for any of the foregoing; and if a determination were made to the contrary, the amounts paid would qualify under the exceptions in paragraphs (2) and (3) of Section 162(f).
3.2.    Release of Claims. The obligations incurred pursuant to this Agreement shall be in full and final disposition of the Released Claims as against all Released Parties. Upon the Effective Date, all Class Members, on behalf of the Releasing Parties, shall, with respect to each and every one of the Released Claims, release and forever discharge, and shall forever be enjoined from prosecuting, any and all Released Claims against any of the Released Parties as set forth in Section 11.
3.3.    Operation of the Settlement. Class Representatives will seek approval from the Court to certify the Settlement Class under Federal Rule of Civil Procedure 23(b)(3). Once a Settlement Class is certified, Class Members that wish to receive a portion of the Settlement Amount may complete and submit a Claims Form, which is attached as

Exhibit A. The Claims Form must be submitted to the Claims Administrator on or before the final date of the relevant Claims Period and must adhere to and follow all other requirements set forth herein or by the Claims Administrator, including providing all required information specified on the Claims Form. The Claims Administrator will distribute the Settlement Amount to Qualifying Class Members pursuant to Paragraphs 6.7 through 6.13 and the Allocation Procedures in Exhibit Q.
4.    REPRESENTATIONS AND WARRANTIES
4.1.    Class Representatives’ Representations and Warranties. Class Representatives represent and warrant to 3M as follows:
4.1.1.    Each of the Class Representatives is eligible to be and will become a Class Member.
4.1.2.    Each of the Class Representatives has received legal advice from Interim Class Counsel regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.
4.1.3.    No portion of any of the Released Claims possessed by any of the Class Representatives and no portion of any relief under this Settlement Agreement to which any of the Class Representatives may be entitled has been assigned, transferred, or conveyed by or for any of the Class Representatives to any other Person, except pursuant to (i) a contingency fee agreement with Class Counsel or (ii) a mandatory repayment to any government agency of a grant or loan that financed, in whole or in part, the design, engineering, installation, maintenance, or operation of, or cost associated with any kind of treatment, filtration, or remediation of PFAS by the Class Representative.
4.1.4.    None of the Class Representatives is relying on any statement, representation, omission, inducement, or promise by 3M, its agents, or its representatives, except those expressly stated in this Settlement Agreement.
4.1.5.    Each of the Class Representatives, through Interim Class Counsel, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.1.6.    Each of the Class Representatives has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Agreement after having consulted with Interim Class Counsel or other attorneys.
4.1.7.    Each of the Class Representatives has all necessary competence and authority to enter into this Settlement Agreement on its own behalf and on behalf of the Class.
4.1.8.    None of the Class Representatives will Opt Out or file an Objection.
4.2.    Interim Class Counsel’s Representations and Warranties. Interim Class Counsel represents and warrants to 3M as follows:
4.2.1.    Interim Class Counsel believes that the Settlement is fair, reasonable, adequate, and beneficial to each Class Member and that participation in the Settlement would be in the best interests of each Class Member.

4.2.2.    Because Interim Class Counsel believes that the Settlement is in the best interests of each Class Member, they will not solicit, or assist others in soliciting, Eligible Claimants to Opt Out, file an Objection, or otherwise challenge the Settlement.
4.2.3.    Interim Class Counsel has all necessary authority to enter into and execute this Settlement Agreement on behalf of Class Representatives and Class Members, including under Case Management Order No. 3.
4.2.4.    Each of the Class Representatives has approved and agreed to be bound by this Settlement Agreement.
4.2.5.    The Released Parties are receiving terms in Section 11, including terms as to the Release, the Covenant Not to Sue, and Dismissal, that are at least as favorable to the Released Parties as the equivalent terms given to any other defendant in any MDL Case that has executed or will execute prior to the Final Fairness Hearing a settlement agreement providing for payments totaling two hundred fifty million dollars ($250,000,000.00) or more.
4.2.6.    The representations in Paragraphs 4.1 through 4.1.8 are true and correct to the best of Interim Class Counsel’s knowledge.
4.3.    3M’s Representations and Warranties. 3M represents and warrants to the Class Representatives as follows:
4.3.1.    3M has received legal advice from its attorneys regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.
4.3.2.    3M is not relying on any statement, representation, omission, inducement, or promise by any Class Representative, any Eligible Claimant, or Interim Class Counsel, except those expressly stated in this Settlement Agreement.
4.3.3.    3M, with the assistance of its attorneys, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.3.4.    3M has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Agreement after having consulted with its attorneys.
4.3.5.    3M has all necessary authority to enter into this Settlement Agreement, has authorized the execution and performance of this Settlement Agreement, and has authorized the Person signing this Settlement Agreement on its behalf to do so.
5.    CLASS CERTIFICATION FOR SETTLEMENT PURPOSES
5.1.    Settlement Class Definition. For the sole purpose of effectuating this Settlement, Class Representatives and 3M agree that Class Representatives shall request that the Court certify the following “Settlement Class”:
Every Active Public Water System in the United States of America that—
(a) has one or more Impacted Water Sources as of the Settlement Date; or

(b) does not have one or more Impacted Water Sources as of the Settlement Date, and
(i) is required to test for certain PFAS under UCMR-5, or
(ii) serves more than 3,300 people, according to SDWIS.
Excluded from the Settlement Class are the following:
A.    The Public Water Systems listed in Exhibit G, which are associated with a specific PFAS-manufacturing facility owned by 3M.
B.    Any Public Water System that is owned by a state government, is listed in SDWIS as having as its sole “Owner Type” a “State government” (as set forth in Exhibit H), and lacks independent authority to sue and be sued. Solely for purposes of this Settlement Agreement, the Court may correct any misidentification of “Owner Type” in SDWIS prior to Final Approval, in accordance with Paragraph 5.2.
C.    Any Public Water System that is owned by the federal government, is listed in SDWIS as having as its sole “Owner Type” the “Federal government” (as set forth in Exhibit I), and lacks independent authority to sue and be sued. Solely for purposes of this Settlement Agreement, the Court may correct any misidentification of “Owner Type” in SDWIS prior to Final Approval, in accordance with Paragraph 5.2.
D.    The Public Water Systems that are listed in Exhibit J and have previously settled their PFAS-related Claims against 3M.
E.    Any privately owned well that provides water only to its owner’s (or its owner’s tenant’s) individual household and any other system for the provision of water for human consumption that is not a Public Water System.
5.2.    Identification of Eligible Claimants. The parties have attempted to list each Eligible Claimant in one of two Exhibits: Exhibit E lists Phase One Eligible Claimants, and Exhibit F lists Phase Two Eligible Claimants. Each Eligible Claimant is either a Phase One Eligible Claimant or a Phase Two Eligible Claimant, but not both. Exhibits E and F are illustrative only. Whether an Eligible Claimant is a Phase One Eligible Claimant or a Phase Two Eligible Claimant shall be determined in accordance with Paragraph 2.24 and with this Settlement Agreement. The parties also have attempted to list certain Persons or entities that are not Eligible Claimants in four Exhibits: Exhibit G, described in Paragraph 5.1(A); Exhibit H, described in Paragraph 5.1(B); Exhibit I, described in Paragraph 5.1(C); and Exhibit J, described in Paragraph 5.1(D). Any Person or entity that has been erroneously listed in or omitted from any of these six Exhibits should promptly submit a notice of the error to the parties and (once appointed by the Court) to the Special Master, the Claims Administrator, and the Notice Administrator. Prior to the Court’s appointment of the Special Master, any such error may be corrected by mutual written agreement between the Interim Class Counsel and 3M’s Counsel. After the Court’s appointment of the Special Master, any such error may be corrected only by a written order from the Special Master. No such error may be corrected after Final Approval.

6.    CONSIDERATION
6.1.    Settlement Amount. Under the terms of this Settlement Agreement, and subject to the Walk-Away Right, 3M shall pay a total not less than $10,500,000,000 and not more than $12,500,000,000, inclusive, into an interest-bearing “Qualified Settlement Fund” account at a federally insured financial institution established in accordance with Treasury Regulations § 1.468B-1 et seq., which shall be administered and distributed pursuant to this Section 6 and the Allocation Procedures described in Exhibit Q.
6.2.    Notice and Administrative Costs. Subject to the Common-Benefit Holdback Assessment set forth in Paragraph 6.6 (which may be applied at a later date), within twenty-one (21) calendar days after Preliminary Approval, 3M shall wire transfer up to $5,000,000 to the Qualified Settlement Fund account, as described below, for ultimate distribution in accordance with this Agreement. If the Qualified Settlement Fund has not been established and approved by the Court by the deadline for such payment, 3M shall not be obligated to make such payment until ten (10) Business Days after the Qualified Settlement Fund is established and approved by the Court. In no event shall 3M have any liability whatsoever with respect to any installment of the Settlement Funds once it is paid to the Qualified Settlement Fund in accordance with this Agreement and as specified in this Section 6. The amounts that will be due in each installment, as well as the dates for the installments, are set forth in the Payment Schedule in Exhibit K.
6.3.    Use of the Qualified Settlement Fund for Notice and Administration Costs. The Qualified Settlement Fund may be used to fund the provision of Notice pursuant to the Notice Plan and any reasonable fees, costs, or expenses incurred by the Notice Administrator, the Claims Administrator, the Special Master, or the Escrow Agent under this Settlement Agreement. The Escrow Agent shall disburse funds for such costs upon the parties’ joint written request.
6.4.    Conditions for Settlement Distribution. Other than as expressly provided for in Paragraph 6.3, the Claims Administrator may not distribute any money to any Person, including any Qualifying Class Member, unless and until (i) the Court has issued an Order Granting Final Approval, (ii) all deadlines, including those set forth in Paragraphs 9.2 through 9.3 for 3M to terminate the Settlement, have passed, and (iii) the Effective Date has passed.
6.5.    Tax Treatment of the Qualified Settlement Fund.
6.5.1.    The Qualified Settlement Fund shall be treated as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. The Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of Paragraphs 6.5.1 through 6.5.5, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1), back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the sole responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filings to occur.
6.5.2.    For the purpose of Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” as defined in that Section shall be the independent neutral third-party “Escrow Agent.” The Escrow Agent shall file all informational and other tax returns necessary or advisable with respect to the Qualified Settlement Fund (including the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in Paragraph 6.5.1) shall be consistent with Paragraphs 6.5.1 through 6.5.5 and in all events shall reflect that all Taxes (including any estimated Taxes, interest, or penalties) on the income earned by the Qualified Settlement Fund shall be paid out of the Qualified Settlement Fund as provided in Paragraph 6.5.3.
6.5.3.    All: (i) Taxes (including any estimated Taxes, interest, or penalties) arising with respect to the income earned by the Qualified Settlement Fund, including any Taxes or tax detriments that may be imposed upon 3M, its insurers, or its counsel with respect to any income earned by the Qualified Settlement Fund for any period during which the Qualified Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (the “Taxes”); and (ii) expenses and costs incurred in connection with the operation and implementation of Paragraph 6.5.2 (including expenses of tax attorneys or accountants and mailing and distribution costs and expenses relating to filing or failing to file the returns described in Paragraph 6.5.2) (the “Tax Expenses”) shall be paid from the Qualified Settlement Fund, including any interest that accrues thereon. In all events, neither Released Parties, Class Representatives, 3M’s insurers, nor 3M’s Counsel shall have any liability or responsibility for the Taxes or the Tax Expenses. The Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Qualified Settlement Fund and shall be timely paid by the Escrow Agent out of the Qualified Settlement Fund without prior order from the Court, and the Escrow Agent shall (notwithstanding anything herein to the contrary) withhold from distribution out of the Qualified Settlement Fund any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(l)(2)), and neither Released Parties, Class Representatives, their insurers, nor their counsel are responsible nor shall they have any liability therefor.
6.5.4.    Class Counsel shall enter into an escrow agreement with the Escrow Agent which shall be consistent with and shall give effect to the obligations of the Escrow Agent provided for by this Settlement Agreement. The parties agree to cooperate with the Escrow Agent, each other, and their respective tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Settlement Agreement. Interim Class Counsel shall propose the following Person, subject to the review of 3M, to serve as Escrow Agent:
    Christopher Ritchie
Senior Vice President
    The Huntington National Bank
    1150 First Avenue, Suite 103
King of Prussia, PA 19406

6.5.5.    3M makes no representations to Class Members concerning any tax consequences or treatment of any allocation or distribution of funds to Qualifying Class Members pursuant to this Settlement Agreement, the Settlement, or the Allocation Procedures.
6.6.    Common-Benefit Holdback Assessment. Any fees and expenses awarded pursuant to Paragraphs 8.8 and 10.2 shall be subject to a “Common-Benefit Holdback Assessment” under Case Management Order No. 3 entered by the MDL Court on April 26, 2019.

Such Order requires a holdback assessment to be assessed before any portion of the Settlement Funds is distributed to Qualifying Class Members or Class Counsel and further requires a holdback assessment of six percent (6%) of the amount of any settlement to be allotted for common-benefit attorneys’ fees and three percent (3%) of the amount of any settlement to be allotted for reimbursement of permissible common-benefit costs and expenses. In accordance with Case Management Order No. 3, the Escrow Agent shall pay the applicable amounts into an interest-bearing account established by future order of the Court within ten (10) Business Days after the Court establishes such account or when such distribution is paid, whichever date is later.
6.7.    Consideration for Phase One Water Systems.
6.7.1.    Eligibility for Payments. A Phase One Qualifying Class Member shall be eligible for payment from the Phase One Action Fund and potentially from the Phase One Supplemental Fund and the Phase One Special Needs Fund, but not from any of the Phase Two Funds.
6.7.2.    Payments for the Phase One Action Fund. 3M shall make payments for the “Phase One Action Fund” in multiple installments over time, as set forth in the Payment Schedule in Exhibit K. The first installment will be paid within sixty (60) calendar days after the Effective Date, but in any event no earlier than July 1, 2024. As set forth in the Payment Schedule in Exhibit K, nine (9) subsequent payments will be made annually thereafter for nine (9) years, on April 15 of each calendar year. The total amount of all payments described in this Paragraph 6.7.2, excluding any interest paid pursuant to Paragraph 6.11, but including the amounts that the Public Water Systems for the City of Stuart, Florida, and for the City of Rome, Georgia, would have received as Phase One Qualifying Class Members under the Allocation Procedures described in Exhibit Q, will be $6,875,000,000. Within five (5) Business Days after each payment described in this Paragraph 6.7.2, the Escrow Agent shall transfer seven percent (7%) of the payment amount into the Phase One Supplemental Fund and five percent (5%) of the payment amount into the Phase One Special Needs Fund.
6.7.3.    Payments from the Phase One Action Fund. It is contemplated that within fourteen (14) calendar days, but no later than sixty (60) calendar days (or in the first year of Phase One Action Fund payments, one hundred twenty (120) days), after each payment described in Paragraph 6.7.2, each Phase One Qualifying Class Member shall receive a payment from the Phase One Action Fund, unless that Qualifying Class Member has already received its entire Allocated Amount.
6.7.4.    Calculation of Payments from the Phase One Action Fund. The amount of each payment described in Paragraph 6.7.3 shall be determined by the Claims Administrator by applying the Allocation Procedures described in Exhibit Q.
6.8.    Consideration for Phase Two Water Systems.
6.8.1.    Eligibility for Payments. A Phase Two Qualifying Class Member shall be eligible for payment from the Phase Two Testing Compensation Fund and potentially from the Phase Two Action Fund, the Phase Two Supplemental Fund, and the Phase Two Special Needs Fund, but not from any of the Phase One Funds. A Phase Two Qualifying Class Member is not eligible for payment from the Phase Two Testing Compensation Fund for any PFAS testing that is required by federal or state law.

6.8.2.    Payment for the Phase Two Testing Compensation Fund. 3M shall make payments for the “Phase Two Testing Compensation Fund” in two equal installments of $52,500,000 each, as set forth in the Payment Schedule in Exhibit K. The first installment will be paid within sixty (60) calendar days after the Effective Date, but in any event no earlier than July 1, 2024.
6.8.3.    Payments from the Phase Two Testing Compensation Fund. It is contemplated that within fourteen (14) calendar days, but no later than sixty (60) calendar days, after the first payment described in Paragraph 6.8.2, initial payments from the Phase Two Testing Compensation Fund shall commence. The Escrow Agent shall transfer any money remaining in the Phase Two Testing Compensation Fund on July 1, 2026, to the Phase Two Action Fund.
6.8.4.    Amount of Payments from the Phase Two Testing Compensation Fund. Payments from the Phase Two Testing Compensation Fund must be limited to the actual costs of testing and, absent what the Claims Administrator deems in writing to be an extraordinary circumstance, shall not exceed $800 per sample.
6.8.5.    Monthly Updates and Final Report on Testing. The Claims Administrator shall provide the parties monthly updates (on the first Tuesday of each month) on the detailed PFAS test results and a final report on those results by July 1, 2026.
6.8.6.    Payments for the Phase Two Action Fund. 3M shall make payments for the “Phase Two Action Fund” in multiple installments over time, as set forth in the Payment Schedule in Exhibit K. The first installment will be paid no earlier than April 15, 2027. As set forth in the Payment Schedule in Exhibit K, nine (9) subsequent payments will be made annually thereafter for nine (9) years, on April 15 of each calendar year. The total amount of all payments described in this Paragraph 6.8.6, excluding any interest paid pursuant to Paragraph 6.11, but including the difference between the full amount of 3M’s settlement with the City of Stuart, Florida and the amount that the Public Water System for the City of Stuart, Florida, would have received as a Phase One Qualifying Class Member under the Allocation Procedures described in Exhibit Q, will be based on the Phase Two Class Members’ PFAS test results, as summarized in the Claims Administrator’s final report under Paragraph 6.8.5, and on the Allocation Procedures described in Exhibit Q; but in any event that total amount shall be no less than a “Phase Two Floor” of $3,625,000,000 and no more than a “Phase Two Cap” of $5,625,000,000 (including money that is or was in the Phase Two Testing Compensation Fund). Within five (5) Business Days after each payment described in this Paragraph, the Escrow Agent shall transfer seven percent (7%) of the payment amount into the Phase Two Supplemental Fund and five percent (5%) of the payment amount into the Phase Two Special Needs Fund.
6.8.7.    Payments from the Phase Two Action Fund. It is contemplated that within fourteen (14) calendar days, but no later than sixty (60) calendar days (or in the first year of Phase Two Action Fund payments, one hundred twenty (120) days), after each payment described in Paragraph 6.8.6, each Phase Two Qualifying Class Member that has one or more Impacted Water Sources shall receive a payment from the Phase Two Action Fund, unless that Qualifying Class Member has already received its entire Allocated Amount.

6.8.8.    Calculation of Payments from the Phase Two Action Fund. The amount of each payment described in Paragraph 6.8.7 shall be determined by the Claims Administrator by applying the Allocation Procedures described in Exhibit Q, subject to adjustments to accommodate the Phase Two Floor or the Phase Two Cap described in Paragraph 6.8.9 or 6.8.10, respectively.
6.8.9.    Effect of the Phase Two Floor. Subject to Paragraph 6.8.11, if, after the Claims Administrator applies the Allocation Procedures described in Exhibit Q, total payments from the Phase Two Funds would be less than the “Phase Two Floor” of $3,625,000,000, the Claims Administrator shall increase each Phase Two Qualifying Class Member’s Allocated Amount by the same percentage, so that the total payments from the Phase Two Action Fund will meet the Phase Two Floor.
6.8.10.    Effect of the Phase Two Cap. Subject to Paragraph 6.8.11, if, after the Claims Administrator applies the Allocation Procedures described in Exhibit Q, total payments from the Phase Two Funds would be more than the “Phase Two Cap” of $5,625,000,000, the Claims Administrator shall reduce each Phase Two Qualifying Class Member’s Allocated Amount by the same percentage, so that the total payments from the Phase Two Action Fund will not exceed the Phase Two Cap.
6.8.11.    Promoting Equity for Phase One and Phase Two Water Systems. If either the Phase Two Floor or the Phase Two Cap is applied, the Claims Administrator, with the Special Master’s approval, may shift from Phase One to Phase Two, or from Phase Two to Phase One, portions of the amounts designated in the Payment Schedule (attached as Exhibit K) as payments in 2029 or later, if necessary to promote equity between Phase One Qualifying Class Members and Phase Two Qualifying Class Members. Any such shift shall not alter the size or timing of any payment that 3M owes under this Settlement Agreement.
6.9.    Allocation Procedures. The Allocation Procedures that will determine the amounts payable to each Qualifying Class Member are described in Exhibit Q. Applying the Allocation Procedures, the Claims Administrator shall calculate for each Phase One Qualifying Class Member an amount equaling the sum of the allocations for each Impacted Water Source that supplies water directly to a Public Water System owned or operated by the Phase One Qualifying Class Member. Later, the Claims Administrator shall individually calculate for each Phase Two Qualifying Class Member an amount that approximates, as closely as is reasonably possible, the amount that the Phase Two Qualifying Class Member would have been allocated if it had been a Phase One Qualifying Class Member.
6.10.    The Supplemental and Special Needs Funds. The Allocation Procedures in Exhibit Q describe which Qualifying Class Members are eligible for payment from the “Phase One Supplemental Fund,” the “Phase One Special Needs Fund,” the “Phase Two Supplemental Fund,” and the “Phase Two Special Needs Fund,” and also describe how the Claims Administrator will determine the amount of each payment from any of these funds.
6.11.    Late Payment. As set forth in the Payment Schedule in Exhibit K, 3M is scheduled to make twelve (12) annual payments of varying sizes that are due on April 15 of each calendar year from 2025 through 2036, inclusive. 3M may pay any payment that is due in 2025 or thereafter up to ninety (90) calendar days after its due date, so long as 3M adds interest to the payment, calculated at the Wall Street Journal Prime Rate plus eight percent (8%) for the period from the due date to the date the payment is made. However, it is agreed that only two (2) of these twelve (12) annual payments may be delayed. In the event that 3M intends to make a delayed payment, 3M shall give Class Counsel written notice of this intent by certified mail and email at least thirty (30) days before the payment is due. If 3M elects to delay a payment under this provision, it shall provide a solvency certificate to Class Counsel (which may be satisfied by a solvency opinion by a nationally recognized valuation firm) at the time of such notice. The solvency certificate shall include (or if need be, have appended to it) representations by 3M that the failure to timely make the payment will not negatively impact the solvency of 3M, that 3M does not intend to declare bankruptcy prior to making the payment, and that 3M will remain solvent after making the payment. If 3M does not provide the thirty (30) days’ notice and the solvency certificate in conjunction with such notice, it shall pay a liquidated penalty of $10 million to the Qualified Settlement Fund at the time 3M makes the delayed payment.
6.12.    Maximum Total Payment. Other than interest for any payment made up to 90 days after its due date (and any potential liquidated penalty under Paragraph 6.11), and up to $5,000,000 to cover costs incurred by the Notice Administrator and costs of executing the Notice Plan, 3M shall not pay pursuant to this Settlement Agreement more than $12,500,000,000; or, if the Phase Two Floor is applied, more than $10,500,000,000; or if neither the Phase Two Floor nor the Phase Two Cap is applied, an amount between $10,500,000,000 and $12,500,000,000 calculated as described in this Section 6 and in the Payment Schedule in Exhibit K. Included within 3M’s total payment amount of $10,500,000,000 to $12,500,000,000 are all costs incurred by the Special Master, the Claims Administrator, the Escrow Agent, and their agents; the Common-Benefit Holdback Assessments, whether for attorneys’ fees, costs, or otherwise; all attorneys’ fees, costs, and expenses; the full amount of 3M’s settlement with the City of Stuart, Florida; and the full amount of 3M’s credit for the amount that the Public Water System for the City of Rome, Georgia, would have received as a Phase One Qualifying Class Member under the Allocation Procedures described in Exhibit Q.
6.13.    Payment of Amounts Remaining in Any Fund. The Claims Administrator shall pay any money remaining in the Phase One Action Fund, the Phase One Supplemental Fund, or the Phase One Special Needs Fund as of December 31, 2033, to the Phase One Qualifying Class Members, in proportion to the sum of the prior payments that each Phase One Qualifying Class Member received from all funds established by this Settlement Agreement. The Claims Administrator shall pay any money remaining in the Phase Two Action Fund, the Phase Two Supplemental Fund, or the Phase Two Special Needs Fund as of December 31, 2036, to the Phase Two Qualifying Class Members in proportion to the sum of the prior payments that each Phase Two Qualifying Class Member received from all funds established by this Settlement Agreement.
7.    ADMINISTRATION
7.1.    Selection of Notice Administrator. Within thirty (30) calendar days after the Settlement Date, Interim Class Counsel will retain, subject to consultation with 3M, a Notice Administrator who shall be formally appointed by the Court. Interim Class Counsel shall propose the following Person, subject to the review of 3M, to serve as Notice Administrator, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Steven Weisbrot
President and Chief Executive Officer

Angeion Group
1650 Arch Street, Suite 2210
Philadelphia, PA 19103

7.2.    Requirements for Notice Administrator. The Notice Administrator’s role shall generally include administering the Notice Plan, which is subject to Court approval as provided in Paragraph 8.1.
7.2.1.    The Notice Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.
7.2.2.    The Notice Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Notice Administrator deems to be reasonably necessary to effectuate the Notice Plan, which is subject to Court approval as provided in Paragraph 8.1. Subject to the Court’s approval, the Notice Administrator may retain any Person that the Notice Administrator deems to be reasonably necessary to provide assistance in administering the Notice Plan.
7.2.3.    Any successor to the initial Notice Administrator shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
7.2.4.    The Notice Administrator shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement.
7.2.5.    3M, 3M’s Counsel, and Released Parties shall have no involvement with or responsibility for supervising the Notice Administrator and are not subject to the authority of the Notice Administrator.
7.2.6.    All fees, costs, and expenses incurred in the administration or work by the Notice Administrator, including fees, costs, and expenses of the Notice Administrator, shall be paid in accordance with Paragraph 6.3.
7.3.    Selection of Claims Administrator. Interim Class Counsel shall propose the following Person, subject to the review of 3M, to serve as Claims Administrator, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Dustin Mire
Eisner Advisory Group
8550 United Plaza Boulevard, Suite #1001
Baton Rouge, LA 70809

7.4.    Requirements for Claims Administrator. The Claims Administrator’s role generally shall include administration of the proposed Settlement, including reviewing, analyzing, and approving Claims Forms, including all supporting documentation, as well as determining any Qualifying Class Member’s Allocated Amount and overseeing distribution of the Settlement Funds pursuant to this Settlement Agreement and the Allocation Procedures described in Exhibit Q.
7.4.1.    The Claims Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.

7.4.2.    The Claims Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Claims Administrator deems to be reasonably necessary to effectuate the administration of claims. Subject to the Court’s approval, the Claims Administrator may retain any Person that the Claims Administrator deems to be reasonably necessary to provide assistance in administering the Allocation Procedures described in Exhibit Q.
7.4.3.    Any successor to the initial Claims Administrator shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
7.4.4.    The Claims Administrator shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement.
7.4.5.    3M, 3M’s Counsel, and Released Parties are not subject to the authority of the Claims Administrator.
7.4.6.    Any decision by the Claims Administrator resolving any dispute that could, directly or indirectly, alter the size or timing of any payment that 3M owes under this Settlement Agreement may be reviewed de novo by the Special Master upon written request from the aggrieved Party or Person.
7.4.7.    All fees, costs, and expenses incurred in the administration or work by the Claims Administrator, including fees, costs, and expenses of the Claims Administrator, shall be paid in accordance with Paragraph 6.3.
7.5.    Selection of Special Master. Interim Class Counsel shall propose the following Person to serve as Special Master, who shall be formally appointed by the Court pursuant to Federal Rule of Civil Procedure 53:
Matthew Garretson
Wolf/Garretson LLC
P.O. Box 2806
Park City, UT 84060

Class Counsel and 3M shall also select a retired judge to serve as a Special Master for the purpose of resolving disputes that Class Counsel and 3M may identify, including disputes about the timing or amount of 3M’s payments under Phase Two. Class Counsel and 3M shall propose such retired judge to be formally appointed by the Court and, in the event that they cannot reach agreement, they shall work with the MDL mediator to reach agreement or, failing that, shall request that the Court appoint a retired judge to serve in this capacity. The retired judge shall be selected and appointed before any dispute impacting the timing or amount of 3M’s payments under Phase Two could arise. Such person shall be treated as the “Special Master” under this Agreement for those disputes that he or she is called upon to resolve.
7.6.    Requirements for Special Master. The Special Master’s role shall generally include administration of the proposed Settlement by overseeing the work of the Notice Administrator and the Claims Administrator, and in providing quasi-judicial intervention if and/or when necessary, such as for determinations (if any) related to appeals of Allocated Amounts.

7.6.1.    The Special Master may not be a Person who has acted as counsel, or otherwise represented a party, in Claims relating to AFFF or PFAS.
7.6.2.    The Special Master shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Special Master deems to be reasonably necessary for the efficient and timely administration of the Settlement. Subject to the Court’s approval, the Special Master may retain any Person that the Special Master deems to be reasonably necessary to provide assistance in effectuating the Settlement.
7.6.3.    Any successor to the initial Special Master shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor to date.
7.6.4.    The Special Master shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement absent express, written agreement by the Parties.
7.6.5.    3M, 3M’s Counsel, and Released Parties are not subject to the authority of the Special Master.
7.6.6.    Any decision by the Special Master resolving any dispute that could, directly or indirectly, alter the size or timing of any payment that 3M owes under this Settlement Agreement may be reviewed de novo by the Court upon written request from the aggrieved Party or Person. The Court’s judgments shall be final, binding, and nonreviewable, except to the extent that they impact the size or timing of any payment that 3M owes under this Settlement Agreement.
7.6.7.    Pursuant to Federal Rule of Civil Procedure 53(f), Class Representatives and 3M stipulate that the Special Master’s factual findings will be reviewed by the Court only for clear error (unless the Court disapproves that part of the stipulation and thus requires de novo review); the Special Master’s legal conclusions, including the Special Master’s interpretation of this Settlement Agreement, will be reviewed by the Court de novo; and the Special Master’s ruling on any procedural matter may be set aside by the Court only for an abuse of discretion.
7.6.8.    All fees, costs, and expenses incurred in the administration or work by the Special Master, including fees, costs, and expenses of the Special Master, shall be paid solely from the Qualified Settlement Fund.
7.7.    Qualified Settlement Fund Administration. All fees, costs, and expenses incurred in the administration of the Qualified Settlement Fund, including fees, costs, and expenses of the Escrow Agent, shall be paid in accordance with Paragraph 6.3.
7.8.    Allocation. The Settlement Funds shall be allocated pursuant to the Allocation Procedures described in Exhibit Q.
8.    APPROVAL AND NOTICE
8.1.    Preliminary Approval. Within ten (10) calendar days after the Settlement Date, Class Representatives shall submit to the Court a motion seeking (i) certification, for settlement purposes only, of the Settlement Class as defined in Paragraph 5.1; (ii) Preliminary Approval of the Settlement; (iii) approval of the Notice (attached as Exhibit B); (iv)

approval of the Notice Plan (attached as Exhibit C); (v) approval of the Summary Notice (attached as Exhibit M); (vi) appointment of Class Counsel; (vii) appointment of the Notice Administrator; (viii) appointment of the Claims Administrator; and (ix) appointment of the Special Master.
8.2.    Notice.
8.2.1.    The Notice process shall commence no later than fourteen (14) calendar days after the entry of the Order Granting Preliminary Approval. Notice shall be provided by the Notice Administrator to Eligible Claimants by first-class U.S. mail where available and by publication elsewhere to meet the requirements of Federal Rule of Civil Procedure 23, incorporate the elements suggested by the Federal Judicial Center, and describe the aggregate Settlement Funds, the consideration described in Section 6, and the Allocation Procedures described in Exhibit Q. Class Representatives and 3M will agree in writing on the form and content of the Notice and Claims Form, consistent with Exhibit B and Exhibit A, respectively.
8.2.2.    The Notice of the Settlement shall explain that each Eligible Claimant must specify if it (i) objects to the Settlement, as described in Paragraphs 8.4 through 8.4.4, or (ii) wishes to opt out of the Settlement, as described in Paragraphs 8.5 through 8.5.4. The Notice also shall explain that, under Paragraph 5.2, an Eligible Claimant must submit a timely notice if it has been erroneously listed in Exhibit E or F as a Phase One Eligible Claimant or a Phase Two Eligible Claimant, respectively. The Notice must explain that any Phase One Eligible Claimant that does not opt out will be required to test (or to recently have tested) all its Water Sources for PFAS, as described in Exhibit Q, and to submit all PFAS test results to the Claims Administrator as part of the Phase One process, as described in Exhibit Q and Paragraph 10.3. The Notice also must explain that any Phase Two Eligible Claimant that does not opt out will be eligible for the Phase Two process (as described in Paragraphs 6.8 through 6.8.11), including funds available for future PFAS testing (as described in Exhibit Q and Paragraphs 6.8.2 through 6.8.5), and will be required to test all its Water Sources for PFAS, as described in Exhibit Q, and to submit all PFAS test results to the Claims Administrator as part of the Phase Two process, as described in Exhibit Q and Paragraph 10.3. The Notice must explain that any Eligible Claimant that fails to respond to the Notice will become a Class Member and have its Claims released as described in Section 11.
8.3.    CAFA Notice. Pursuant to the Class Action Fairness Act of 2005, 28 U.S.C. § 1715(b), 3M, or the Notice Administrator on 3M’s behalf, shall serve notice of the Settlement via first-class U.S. mail on the appropriate federal and state officials no later than ten (10) calendar days after this Settlement Agreement is filed with the Court.
8.4.    Objections to Settlement. Any Eligible Claimant that wishes to object to the Settlement or an award of fees or expenses to Class Counsel must file a written, signed statement designated “Objection” with the Clerk of the Court and provide service on 3M and Class Representatives in accordance with Federal Rule of Civil Procedure 5. Any Objection must be properly filed and served by the deadline imposed by the Court. In seeking Preliminary Approval of this Settlement Agreement, the Class Representatives will ask the Court to set that deadline sixty (60) calendar days after the date the Notice is mailed.

8.4.1.    All Objections must certify, under penalty of perjury in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to object on behalf of the Eligible Claimant and must provide:
8.4.1.1.    an affidavit or other proof of the Eligible Claimant’s standing;
8.4.1.2.    the name, address, telephone and facsimile numbers, and email address (if available) of the filer and the Eligible Claimant;
8.4.1.3.    the name, address, telephone and facsimile numbers, and email address (if available) of any counsel representing the Eligible Claimant;
8.4.1.4.    all objections asserted by the Eligible Claimant and the specific reasons for each objection, including all legal support and evidence the Eligible Claimant wishes to bring to the Court’s attention;
8.4.1.5.    an indication as to whether the Eligible Claimant wishes to appear at the Final Fairness Hearing; and
8.4.1.6.    the identity of all witnesses the Eligible Claimant may call to testify.
8.4.2.    Any Eligible Claimant may object either on its own or through any attorney hired at its own expense. If an Eligible Claimant is represented by counsel, the attorney must file a notice of appearance with the Clerk of Court no later than the date ordered by the Court for the filing of Objections and serve 3M’s Counsel and Class Counsel in accordance with Federal Rule of Civil Procedure 5 within the same period.
8.4.3.    Any Eligible Claimant that complies with the provisions of Paragraphs 8.4 through 8.4.2 may, in the Court’s discretion, appear at the Final Fairness Hearing to object to the Settlement or to the award of fees and costs to Class Counsel. Any Eligible Claimant that fails to comply with the provisions of Paragraphs 8.4 through 8.4.2 shall waive and forfeit any and all rights and objections the Eligible Claimant may have asserted, and shall be bound by all the terms of the Settlement Agreement and by all proceedings, orders, and judgments with respect to the Settlement.
8.4.4.    No “mass” or “class” Objection shall be valid, no Eligible Claimant may submit an Objection on behalf of any other Eligible Claimant or Class Member, and any Eligible Claimant that objects may be required to submit to discovery regarding its Objection.
8.5.    Opt Outs. Any Eligible Claimant that wishes to opt out of the Settlement must serve a written, signed “Opt Out” statement designated “Request for Exclusion” on the Notice Administrator, the Special Master, the Claims Administrator, 3M’s Counsel, and Class Counsel in accordance with Paragraph 13.15. Any Request for Exclusion must be properly served by the deadline imposed by the Court. In seeking Preliminary Approval of this Settlement Agreement, the Class Representatives will ask the Court to set that deadline sixty (60) calendar days after the date the Notice is mailed. Any Eligible Claimant that has elected to opt out may withdraw its Request for Exclusion at any time prior to the Final Fairness Hearing and thereby accept all terms of this Settlement Agreement, including its Dismissal provisions.

8.5.1.    The Request for Exclusion must certify, under penalty of perjury in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to exclude the Eligible Claimant from the Settlement and must:
8.5.1.1.    provide an affidavit or other proof of the Eligible Claimant’s standing;
8.5.1.2.    provide the filer’s name, address, telephone and facsimile numbers, and email address (if available);
8.5.1.3.    provide the Eligible Claimant’s name, address, telephone and facsimile numbers, and e-mail address (if available); and
8.5.1.4.    be received by the Court no later than the Court-approved date designated for such purpose in the Notice.
8.5.2.    Any Eligible Claimant that submits a timely and valid Opt Out shall not (i) be bound by any orders or judgments entered in the MDL Cases with respect to this Settlement Agreement (but shall continue to be bound by other orders entered in the Litigation, including any protective order); (ii) be entitled to any of the relief or other benefits provided under this Settlement Agreement; (iii) gain any rights by virtue of this Settlement Agreement; or (iv) be entitled to submit an Objection.
8.5.3.    Any Eligible Claimant that does not submit a timely and valid Opt Out (or submits and then withdraws its Opt Out) submits to the jurisdiction of the Court and shall waive and forfeit any and all rights and objections the Eligible Claimant may have asserted, and shall be bound by all the terms of the Settlement Agreement and by all proceedings, orders, and judgments with respect to the Settlement.
8.5.4.    No “mass” or “class” Opt Out shall be valid, and no Eligible Claimant may submit an Opt Out on behalf of any other Eligible Claimant or Class Member.
8.6.    The Final Fairness Hearing. On the date and time set by the Court, the Class Representatives and 3M shall participate in the Final Fairness Hearing and will reasonably cooperate with one another to obtain an Order Granting Final Approval, with Class Counsel, on behalf of the Class Representatives, expressly moving for Final Approval.
8.7.    Entry of Order Granting Final Approval. At the Final Fairness Hearing, the Class Representatives will request that the Court: (i) enter an Order Granting Final Approval in accordance with this Settlement Agreement; (ii) conclusively certify the Settlement Class; (iii) overrule or otherwise resolve any Objections; (iv) make a final determination that notice was adequate; (v) approve the Settlement Agreement as final, fair, good faith, reasonable, adequate, and binding on all Class Members; (vi) dismiss this action with prejudice; and (vii) permanently enjoin any Class Member from bringing any proceeding against any Released Party in any court. Pursuant to Federal Rule of Civil Procedure 23(h), Class Counsel may apply for a fee consisting of a portion of the Settlement Funds and for reimbursement of costs and expenses. That application shall be filed not less than twenty (20) calendar days before Objections are due pursuant to Paragraph 8.4. Subject to Class Counsel’s application for attorneys’ fees and costs, and in accordance with the Order Granting Final Approval, the Special Master, after consulting with the Claims Administrator, shall distribute attorneys’ fees and costs approved by the Court (including expert witness fees, consultants’ fees, and litigation expenses; any Court-approved class-

representative service awards; and the cost of class notice and class administration) from the Qualified Settlement Fund. Any attorneys’ fees and costs paid to Class Counsel from the Settlement Funds shall be paid only to the extent awarded by the Court, subject to the holdback provisions in Paragraph 6.6, and not before the Court has entered the Order Granting Final Approval and dismissed this action with prejudice, with no appeals pending or possible.
8.8.    Attorneys’ Fees, Costs, and Expenses. Class Counsel intend to file a motion for an award of attorneys’ fees and costs that will request that amounts due under the Common-Benefit Holdback Assessment provisions in Case Management Order No. 3, private attorney/client contracts, and fees of Class Counsel all be paid from the Qualified Settlement Fund, but any such fees and costs of Class Counsel must be approved by the Court. Any such award shall be paid from the Qualified Settlement Fund by the Escrow Agent before any portion of the Settlement Fund is distributed to Class Members, upon production to the Escrow Agent of a copy of the order, on or after such date as the award may become payable under the Court’s order. 3M has no obligation for any such award other than its payment obligations under this Settlement Agreement and the Payment Schedule in Exhibit K. Class Counsel and 3M’s Counsel will cooperate to ensure that attorneys’ fees and costs related to Phase One shall be fully paid from the payments designated in the Table in Exhibit K as “Phase One infrastructure” and that attorneys’ fees and costs related to Phase Two shall be fully paid from the payments designated in the Table in Exhibit K as “Phase Two infrastructure.” For avoidance of doubt, any award of attorneys’ fees, costs, or expenses shall be paid from the Settlement Funds; no Released Party shall pay for any attorneys’ fees, costs, or expenses for Class Counsel separate from or in addition to the Settlement Funds.
8.9.    Effect of Failure of Final Approval. If the Court declines to enter an Order Granting Final Approval in accordance with the terms of this Settlement Agreement, the parties shall proceed as follows:
8.9.1.    If the Court declines to enter the Order Granting Final Approval as provided for in this Settlement Agreement, the Litigation against any Released Party will resume unless within thirty (30) calendar days the parties mutually agree in writing to (i) seek reconsideration or appellate review of the decision denying entry of the Order Granting Final Approval; (ii) attempt to renegotiate the Settlement and seek Court approval of the renegotiated settlement; or (iii) comply with other guidance or directives the Court has provided.
8.9.2.    If the Litigation against any Released Party resumes or the parties seek reconsideration or appellate review of the decision denying entry of the Order Granting Final Approval and such reconsideration or appellate review is denied, this Settlement Agreement shall thereupon terminate.
8.9.3.    If, for any reason, the Settlement is not approved by the Court or does not become subject to Final Approval, then no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and the Released Parties will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, if the Settlement is not approved by the Court or does not become subject to Final Approval, then the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to their Claims.

8.10.    Effect of Failure of Order Granting Final Approval to Become a Final Judgment. If the Order Granting Final Approval does not become a Final Judgment because an appeal is taken of the Order Granting Final Approval, the parties shall proceed as follows:
8.10.1.    If the Order Granting Final Approval is reversed or vacated by the appellate court, the Litigation against any Released Party will resume within thirty (30) calendar days unless the parties mutually agree in writing to (i) seek further reconsideration or appellate review of the decision reversing or vacating the Order Granting Final Approval; or (ii) attempt to renegotiate the Settlement and seek Court approval of the renegotiated settlement.
8.10.2.    If the Litigation against any Released Party resumes or the parties seek further reconsideration or appellate review of the appellate decision reversing or vacating the Order Granting Final Approval and such further reconsideration or appellate review is denied, this Settlement Agreement shall thereupon terminate.
8.10.3.    If, for any reason, the Settlement does not become subject to Final Judgment, then no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and Released Parties will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, if the Settlement does not become subject to Final Judgment, then the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to their Claims.
8.11.    Termination Refund. If the Agreement terminates for any reason, the Escrow Agent shall, within seven (7) calendar days after receiving written notice of termination from 3M, repay to 3M the amount 3M paid into the Qualified Settlement Fund (including any interest accrued thereon) less 3M’s share of the sum of the notice, administrative, and any similar Court-approved costs actually paid or due and payable from the Qualified Settlement Fund as of the date on which the Escrow Agent receives the notice.
9.    REQUIRED PARTICIPATION THRESHOLD AND TERMINATION
9.1.    Walk-Away Right. 3M shall have the option, in its sole discretion, to terminate this Settlement Agreement and not proceed with the Settlement, without penalty, if any of the seventeen (17) parts of the “Required Participation Threshold” described in Paragraphs 9.1.1 through 9.1.18 is not met (the “Walk-Away Right”). After meeting and conferring, the parties have agreed that Exhibits E, F, and N represent a good-faith effort to list all Phase One and Phase Two Eligible Claimants; to state whether each Eligible Claimant has asserted any Claims against 3M in the Litigation; and to state the number of people served by each Eligible Claimant according to SDWIS (or to estimate that number where necessary). The parties may, however, by mutual agreement, correct such Exhibits, consistent with notification received pursuant to Paragraphs 5.2 and 8.2.2, before applying Paragraphs 9.1.1 through 9.1.18.
9.1.1.    The first part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 3,300 or fewer people exceeds Threshold Percentage A of the number of Phase One Eligible Claimants serving 3,300 or fewer people.
9.1.2.    The second part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 3,300 or fewer people exceeds Threshold Percentage B of the number of Phase Two Eligible Claimants serving 3,300 or fewer people.
9.1.3.    The third part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 3,301 to 10,000 people exceeds Threshold Percentage C of the number of Phase One Eligible Claimants serving 3,301 to 10,000 people.
9.1.4.    The fourth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 3,301 to 10,000 people exceeds Threshold Percentage D of the number of Phase Two Eligible Claimants serving 3,301 to 10,000 people.
9.1.5.    The fifth part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 10,001 to 25,000 people exceeds Threshold Percentage E of the number of Phase One Eligible Claimants serving 10,001 to 25,000 people.
9.1.6.    The sixth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 10,001 to 25,000 people exceeds Threshold Percentage F of the number of Phase Two Eligible Claimants serving 10,001 to 25,000 people.
9.1.7.    The seventh part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 25,001 to 50,000 people exceeds Threshold Percentage G of the number of Phase One Eligible Claimants serving 25,001 to 50,000 people.
9.1.8.    The eighth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 25,001 to 50,000 people exceeds Threshold Percentage H of the number of Phase Two Eligible Claimants serving 25,001 to 50,000 people.
9.1.9.    The ninth part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 50,001 to 100,000 people exceeds Threshold Percentage I of the number of Phase One Eligible Claimants serving 50,001 to 100,000 people.
9.1.10.    The tenth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 50,001 to 100,000 people exceeds Threshold Percentage J of the number of Phase Two Eligible Claimants serving 50,001 to 100,000 people.
9.1.11.    The eleventh part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 100,001 to 250,000 people exceeds Threshold Percentage K of the number of Phase One Eligible Claimants serving 100,001 to 250,000 people.
9.1.12.    The twelfth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 100,001 to 250,000 people exceeds Threshold Percentage L of the number of Phase Two Eligible Claimants serving 100,001 to 250,000 people.

9.1.13.    The thirteenth part of the Required Participation Threshold is satisfied if, according to Exhibit E, the number of Phase One Class Members serving 250,001 to 1,000,000 people exceeds Threshold Percentage M of the number of Phase One Eligible Claimants serving 250,001 to 1,000,000 people.
9.1.14.    The fourteenth part of the Required Participation Threshold is satisfied if, according to Exhibit F, the number of Phase Two Class Members serving 250,001 to 1,000,000 people exceeds Threshold Percentage N of the number of Phase Two Eligible Claimants serving 250,001 to 1,000,000 people.
9.1.15.    The fifteenth part of the Required Participation Threshold is satisfied if, according to Exhibits E and F, the number of Class Members serving 1,000,000 or more people and identified in SDWIS as having a surface-water or purchased surface-water source (or serving 1,000,000 or more people and that have not detected PFAS in five or fewer Water Sources) exceeds Threshold Percentage O of the number of Eligible Claimants serving 1,000,000 or more people and identified in SDWIS as having a surface-water or purchased surface-water source (or serving 1,000,000 or more people and that have not detected PFAS in five or fewer Water Sources).
9.1.16.    The sixteenth part of the Required Participation Threshold is satisfied if, according to Exhibits E and F, the number of Class Members that serve 1,000,000 or more people, are identified in SDWIS as having only a groundwater source, and have detected PFAS in five or fewer Water Sources exceeds Threshold Percentage P of the number of Eligible Claimants serving 1,000,000 or more people, are identified in SDWIS as having only a groundwater source, and have detected PFAS in five or fewer Water Sources.
9.1.17.    The seventeenth part of the Required Participation Threshold is satisfied if, according to Exhibit N, the number of Class Members that have asserted any Claims against 3M in the Litigation exceeds Threshold Percentage Q of the number of Eligible Claimants that have asserted any Claims against 3M in the Litigation.
9.1.18.    Thresholds A through Q are specified in the Supplemental Agreement, which will be filed with the Court under seal.
9.2.    Process for Exercising or Waiving the Walk-Away Right. The parties, the Notice Administrator, the Claims Administrator, and the Special Master will be informed of each Request for Exclusion that an Eligible Claimant timely and properly serves. Within fourteen (14) calendar days after receiving the last such Request for Exclusion, the Special Master, after consultation with the Claims Administrator, shall determine whether all seventeen (17) parts of the Required Participation Threshold have been satisfied and shall inform the parties of this determination. If the Special Master determines and informs the parties that all parts of the Required Participation Threshold have been satisfied, and 3M in good faith agrees with that determination, 3M shall, as soon as reasonably possible and in any event no later than twenty-one (21) calendar days after receiving the Special Master’s determination, file with the Special Master and the Claims Administrator and serve on all parties in accordance with Paragraph 13.15 written notice that 3M’s Walk-Away Right was not triggered. If the Special Master determines and informs the parties that some or all parts of the Required Participation Threshold have not been satisfied, or if 3M in good faith disagrees with a determination by the Special Master that all parts of the Required Participation Threshold have been satisfied, 3M may, in its sole discretion, no later than twenty-one (21) calendar days after receiving the

Special Master’s determination, file with the Special Master and the Claims Administrator and serve on all parties in accordance with Paragraph 13.15 written notice that 3M is either (i) exercising its Walk-Away Right or (ii) waiving its Walk-Away Right.
9.3.    Effect of Exercising the Walk-Away Right. If 3M files and serves a written notice exercising its Walk-Away Right in accordance with Paragraph 9.2, this Settlement Agreement shall thereupon terminate, and this Settlement Agreement, 3M’s obligations under it, and all Releases shall become null and void, without prejudice to the ability of each Party, at its own sole option and discretion, to attempt to negotiate a settlement on different terms. In the event of such a termination, no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against any Released Party for all purposes will revert to its status as of the Settlement Date. In such event, no Released Party will be deemed to have consented to certification of any class, and Released Parties will retain all rights to oppose, appeal, or otherwise challenge class certification and any other issue in the Litigation. Likewise, the participation in the Settlement by any Class Representative or Class Member cannot be raised as a defense to its Claims.
9.4.    Effect of Waiving the Walk-Away Right. If, in accordance with Paragraph 9.2, 3M files and serves a written notice stating that its Walk-Away Right was either waived or not triggered, within five (5) Business Days thereafter the parties shall submit a joint stipulation to the Court requesting a stay of all proceedings against Released Parties in any action designated as a Tier One or Tier Two bellwether case under Case Management Order Nos. 13, 19, and 19-A in the MDL Cases, including the actions identified in Exhibit O. In the event the Court enters an Order designating additional actions brought by Public Water Systems as bellwether cases before the Effective Date or termination of the Settlement, the parties shall submit a joint stipulation requesting a stay of all proceedings against Released Parties in those additional actions within five (5) Business Days after entry of that Order. The parties shall request that any stay of proceedings remain in place until either (i) Dismissal pursuant to Paragraph 11.5 or (ii) the Settlement is terminated pursuant to Paragraph 8.9.2 or 8.10.2. Where a stay of proceedings is terminated because the Settlement is terminated pursuant to Paragraph 8.9.2 or Paragraph 8.10.2, the parties shall work cooperatively to submit to the Court within thirty (30) calendar days after the stay being terminated proposed modifications to the bellwether schedule to allow Released Parties to participate in those proceedings without being prejudiced.
9.5.    Fee Award Not Grounds for Termination. The Court’s entry of an order awarding Class Counsel an amount for attorneys’ fees or expenses less than the amounts requested by Class Counsel shall not be grounds to void this Settlement Agreement. The only remedy in the event of a fee or expense award less than Class Counsel’s request shall be a separate appeal by Class Counsel of the fee or expenses award ordered by the Court.
9.6.    Terms Surviving Termination. The terms provided in Paragraphs 8.9.3, 8.10.3, 9.3, 9.6, 13.1, 13.3, 13.13, 13.15, 13.16, and 13.20 shall survive any termination of this Settlement Agreement.
10.    DISTRIBUTIONS
10.1.    Notice and Administration. All costs of notice and administration of the Settlement shall be paid in accordance with the provisions of Paragraphs 6.3 and 7.7.
10.2.    Attorneys’ Fees and Costs. Any award of attorneys’ fees, costs, or expenses under the Order Granting Final Approval or such other order of the Court shall be paid from the Qualified Settlement Fund by the Escrow Agent, after production to the Escrow Agent of a copy of the order, and consistent with the Payment Schedule in Exhibit K. 3M shall have no obligation for any such award other than its payment obligations under this Settlement Agreement’s express terms.
10.3.    Claims Procedure, Claims Periods, and Claims Forms. To make a claim against the Qualified Settlement Fund, a Class Member will be required to submit to the Claims Administrator a completed, certified Claims Form, signed under penalty of perjury in accordance with 28 U.S.C. § 1746, that provides that the Person submitting the Claims Form is authorized to submit a claim on behalf of the Class Member; provides the Class Member’s name, address, telephone and facsimile numbers, and email address (if available); authorizes 3M to obtain all relevant Water Sources’ detailed PFAS test results from the laboratory that performed the analyses; and provides, fully and completely, all other information required by the Claims Form, including a statement that it tested each of its Water Sources for PFAS. Phase One Class Members will be allowed to submit Phase One Action Claims Forms up to the date specified for such purpose in the Notice. As described in Exhibit Q, the Claims Administrator shall specify the Claims Periods during which Class Members must submit Phase Two Testing Compensation Claims Forms, Phase Two Action Claims Forms, Supplemental Claims Forms, and Special Needs Claims Forms. Class Counsel will, in its sole discretion, confirm the validity of each Claims Form and confirm that it provides the required information.
10.4.    Submission and Payment of Claims. The Escrow Agent shall release Settlement Funds from the Qualified Settlement Fund to Class Counsel for the benefit of Qualifying Class Members, and Class Counsel will cause the Claims Administrator to distribute the Settlement Funds from the Qualified Settlement Fund to Qualifying Class Members, consistent with the payment provisions set forth in Section 6 and Exhibits K and Q.
11.    RELEASE, COVENANT NOT TO SUE, AND DISMISSAL
11.1.    Release.
11.1.1    Upon entry of the Final Judgment, and regardless of any post-Settlement Date change to any federal or state law or regulation relating to or involving PFAS, the Releasing Parties shall expressly, intentionally, voluntarily, fully, finally, irrevocably, and forever release, waive, compromise, settle, and discharge the Released Parties from each and every one of the following Claims (collectively, the “Released Claims” or the “Release”): (i) any Claim that may have arisen or may arise at any time in the future out of, relates to, or involves PFAS that has entered or may reasonably be expected to enter Drinking Water or any Releasing Party’s Public Water System, including any Claim that (a) was or could have been asserted in the Litigation and that arises or may arise at any time in the future out of, relates to, or involves Drinking Water or any Releasing Party’s Public Water System; (b) is for any type of relief with respect to the design, engineering, installation, maintenance, or operation of, or cost associated with, any kind of treatment, filtration, remediation, management, investigation, testing, or monitoring of PFAS in Drinking Water or in any Releasing Party’s Public Water System; or (c) has arisen or may arise at any time in the future out of, relates to, or involves any increase in the rates for Drinking Water that any Releasing Party or Public Water System charges its customers; (ii) any Claim that has arisen or may arise at any time in the future out of, relates to, or involves the development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); (iii) any

Claim that has arisen or may arise at any time in the future out of, relates to, or involves any Releasing Party’s transport, disposal, or arrangement for disposal of PFAS-containing waste or PFAS-containing wastewater, or any Releasing Party’s use of PFAS-containing water for irrigation or manufacturing; (iv) any Claim that has arisen or may arise at any time in the future out of, relates to, or involves representations about PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS); and (v) any Claim for punitive or exemplary damages that has arisen or may arise at any time in the future out of, relates to, or involves PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS). The terms “Release” and “Released Claims” do not include any Claim that a Class Member can demonstrate arises solely out of conduct by Released Parties that occurs entirely after the Effective Date. It is the intention of this Agreement that the definitions of “Release” and “Released Claims” be as broad, expansive, and inclusive as possible.
11.1.2    Paragraph 11.1.1(i)–(iii) does not apply to the following:
11.1.2.1    Paragraph 11.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the remediation, testing, monitoring, or treatment of real property to remove or remediate PFAS where (i) the Class Member owns or possesses real property and has legal responsibility to remove contamination from or remediate contamination of such real property; (ii) such real property is separate from and not related in any way to the Class Member’s Public Water System (such as an airport or fire training facility); (iii) the Class Member seeks damages or other relief unrelated to Drinking Water or a Class Member’s Public Water System or Water Sources; and (iv) if the Class Member seeks remediation, testing, monitoring, or treatment of groundwater under such real property, the Class Member either (a) identifies Non-Class Potable Water that may be adversely affected by the fate and transport of PFAS released into the groundwater under such real property or (b) is subject to a state or federal directive, order, or permit condition requiring groundwater remediation or treatment to the extent that the directive, order, or permit condition is not premised on a need to protect a Class Member’s Public Water System or Water Sources. If a Class Member pursues such a Claim against any Released Party, the Class Member’s Claim and damages shall be limited to the costs of remediating or removing PFAS from the property or groundwater under the property, in accordance with applicable or relevant state or federal regulatory cleanup standards and in a cost-effective manner.
11.1.2.2    Paragraph 11.1.1(i)–(iii) does not apply to a Class Member’s Claim related to the discharge, remediation, testing, monitoring, treatment, or processing of stormwater or wastewater to remove or remediate PFAS at its permitted stormwater system or permitted wastewater facility where (i) the Class Member owns or operates a permitted stormwater system or permitted wastewater facility; (ii) such facility is separate from and not related in any way to the Class Member’s Public Water System (such as a separate stormwater or wastewater system that is not related in any way to a Public Water System); (iii) the Class Member seeks damages or other relief unrelated to Drinking Water or a Class Member’s Public Water System or Water Sources; and (iv) if the Class Member seeks remediation, testing, monitoring, or treatment of groundwater impacted by a permitted stormwater system or permitted wastewater facility, the Class Member either (a) identifies Non-Class Potable Water that may be adversely affected by the fate and transport of PFAS released into the groundwater from the separate stormwater system or wastewater facility, or (b) is subject to a state or federal directive, order, or permit condition requiring groundwater remediation or treatment to the extent that the directive, order, or permit condition is not premised on a need to protect a Class Member’s Public Water System or Water Sources. If a Class Member pursues such a Claim against any Released Party related to stormwater or wastewater that will not be used for Drinking Water, the Class Member’s Claim and damages shall be limited to the costs of remediating or removing PFAS from the stormwater or wastewater in a cost-effective manner. If a Class Member pursues such a Claim against any Released Party related to groundwater that will not be used for Drinking Water and that has been impacted by stormwater or wastewater, the Class Member’s Claim and damages related to groundwater shall be limited to the costs of remediating or removing PFAS from the groundwater, in accordance with any applicable state or federal regulatory groundwater cleanup standards in a cost-effective manner.

11.1.3    Notwithstanding Paragraphs 11.1.2 through 11.1.2.2, if a Releasing Party pursues a Claim, including any Claim described in Paragraphs 11.1.2 through 11.1.2.2, against any Released Party arising out of, relating to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS (to the extent such Claim relates to, arises out of, or involves PFAS), the Releasing Party shall affirm in a complaint or similar filing that (i) this Settlement Agreement has fully and finally resolved all its Claims against Released Parties arising out of, related to, or involving PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System and (ii) its Claims against Released Parties do not arise out of, relate to, or involve (a) PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System (including Claims seeking damages, abatement, or other relief to prevent or pay the cost to prevent PFAS from entering any Public Water System from a Water Source or any other source) or (b) treatment, filtration, or remediation to address PFAS in or to prevent PFAS from entering Drinking Water or a Releasing Party’s Public Water System.
11.1.4    Notwithstanding Paragraphs 11.1.2 through 11.1.2.2, and consistent with the affirmation described in Paragraph 11.1.3, each Releasing Party that pursues a Claim against any Released Party arising out of, related to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS (including any Claim described in Paragraphs 11.1.2 through 11.1.2.2):
11.1.4.1    shall specifically and expressly affirm in its complaint or similar filing and in any relevant expert report that it is not seeking damages, treatment, filtration, or remediation that in any way arises out of, relates to, or involves PFAS that has entered or is associated with Drinking Water or any Releasing Party’s Public Water System (including Claims seeking abatement or other relief to prevent or pay the cost to prevent PFAS from entering any Public Water System from a Water Source or any other source or seeking treatment, filtration, or remediation to address PFAS in or prevent PFAS from entering Drinking Water or a Releasing Party’s Public Water System);

11.1.4.2    shall make no argument to any finder of fact that the Releasing Party is entitled to any damages, remedy, or other relief described in Paragraph 11.1.4.1; and

11.1.4.3    shall not seek punitive or exemplary damages against any Released Party arising out of, related to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS, as Claims for such damages are released by this Settlement.

11.1.5    If a Person or entity that is not a Releasing Party brings a Claim against a Released Party arising out of, related to, or involving PFAS or any product (including AFFF) manufactured with or containing PFAS, upon the request of a Released Party for use in litigation or arbitration commenced by such Person or entity, a Releasing Party shall provide the Released Party a letter substantially in the form of Exhibit P, which makes clear that (i) the Releasing Party has expressly, intentionally, voluntarily, fully, finally, irrevocably, and forever released, waived, compromised, settled, and discharged the Released Parties from each and every one of the Released Claims pursuant to Paragraph 11.1.1; (ii) through payments made under this Settlement, 3M has fully resolved any and all duties or obligations any Released Party might have to contribute funds toward or otherwise address any alleged damages, treatment, filtration, or remediation that in any way arises out of, relates to, or involves PFAS that has entered or may enter Drinking Water or any Releasing Party’s Public Water System, including any aspect of the provision, treatment, filtration, remediation, testing, or monitoring of Drinking Water from the Releasing Party’s Public Water System; and (iii) the Releasing Party’s Public Water System has ensured that PFAS concentrations in its Public Water System’s Drinking Water are kept below final federal and final state regulatory limits for PFAS.
11.2.    Exclusive Consideration for Released Claims. The distributions described in Section 6, Paragraph 10.4, and Exhibits K and Q are the exclusive consideration provided to the Releasing Parties for the Released Claims against the Released Parties. Each Class Member shall look solely to the Settlement Funds (less reasonable attorneys’ fees and costs) for satisfaction of all such Released Claims herein, though each Class Member also may seek payment from other defendants in the Litigation. Accordingly, the Released Parties shall not be subject to liability or expense of any kind to the Releasing Parties with respect to any Released Claims, other than as set forth in this Settlement Agreement.
11.3.    Covenant Not to Sue. The Releasing Parties shall not at any time hereafter, whether directly or indirectly or individually or as a member or representative of a class commence, assign, or prosecute any Claim, demand, or cause of action at law or otherwise for damages, loss, or injury arising out of, related to, or involving any act, error, omission, event, or thing within the scope of the Release set forth in Paragraphs 11.1 through 11.1.5 against any or all Released Parties as to any Released Claims (the “Covenant Not to Sue”). The Releasing Parties consent to the jurisdiction of this Court or any other court having jurisdiction to enter an injunction barring the Releasing Parties from commencing or prosecuting any action or other proceeding, or seeking other benefits, based upon the Released Claims.
11.4.    Protection of Ratepayers. Upon entry of the Final Judgment, each Releasing Party represents and warrants that (i) this Settlement has compensated it for PFAS allegedly attributable to the Released Party; and (ii) future additions, modifications, or improvements to its Public Water System due to PFAS will be the sole responsibility of the Releasing Party and not the Released Parties. Upon 3M’s written request, a Releasing Party shall provide any Released Party a letter substantially in the form of Exhibit P (as set forth in Paragraph 11.1.5). No Releasing Party shall assert that any future rate increase request was caused by a Released Party’s development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product (including AFFF) manufactured with or containing PFAS. The Releasing Parties reserve the right to change their rates for any reason, so long as they do not attribute the change to any Released Party.
11.5.    Dismissal. Subject to Paragraph 11.5.1, in accordance with the Release and Covenant Not to Sue, all pending Litigation brought by or on behalf of a Releasing Party against any Released Party involving any Released Claim shall be dismissed with prejudice, with each party bearing its own costs (the “Dismissal”). The Parties agree that the Releasing Party shall execute a stipulation of Dismissal with prejudice, in the form provided for in Exhibit R, within fourteen (14) calendar days after the Effective Date.
11.5.1.    To the extent allowed by this Paragraph 11.5.1, Dismissal of pending Litigation that includes a Claim or part of a Claim that would not be released by this Section 11 shall be limited to any Claim or part of a Claim that is released by this Section 11. Any Releasing Party that asserts that it has at least one Claim (or part of a Claim) against a Released Party in the Litigation that would not be released by this Section 11 must notify the Special Master, Class Counsel, and 3M’s Counsel before the date of the Final Fairness Hearing if it intends to seek such a limited Dismissal. In accord with any written agreement among such Releasing Party, Class Counsel, and 3M’s Counsel regarding the scope of limited Dismissal, such Releasing Party shall execute a stipulation of limited Dismissal with prejudice, in the form provided for in Exhibit R, dismissing with prejudice all Claims and parts of Claims released by this Section 11, with each party bearing its own costs, within fourteen (14) calendar days after the Effective Date. Absent written agreement among such Releasing Party, Class Counsel, and 3M’s Counsel about the scope of any limited Dismissal, such Releasing Party must seek leave of court to file a limited Dismissal no later than fourteen (14) calendar days after the date of Final Approval. Such Releasing Party shall execute a stipulation of Dismissal with prejudice or limited Dismissal with prejudice, as consistent with the Court’s ruling on such Releasing Party’s request for leave, in the form provided for in Exhibit R, dismissing with prejudice all Claims and parts of Claims released by this Section 11, with each party bearing its own costs, within the later of fourteen (14) calendar days after the Effective Date or seven (7) calendar days after the court’s ruling on the Releasing Party’s motion for leave to file a limited dismissal. If a Releasing Party does not timely seek and obtain a written agreement or leave of court permitting a limited Dismissal, Litigation brought by or on behalf of that Releasing Party against any Released Party shall be dismissed in its entirety with prejudice pursuant to Paragraph 11.5.
11.5.2.    If a Releasing Party fails to timely execute a stipulation of Dismissal required by Paragraph 11.5 or Paragraph 11.5.1, 3M may move for Dismissal or limited Dismissal as appropriate.
11.6.    Contribution and Indemnity.
11.6.1.    It is the intent of the parties that:

11.6.1.1.    the payments 3M makes under this Agreement shall be the sole payments the Released Parties make to the Class Members in accordance with the provisions of the Release herein;
11.6.1.2.    a Claim by a Releasing Party against any non-Party should not result in any additional payment by any Released Party; and
11.6.1.3.    the Agreement meets the requirements of the Uniform Contribution Among Tortfeasors Act and any similar state law or doctrine that reduces or discharges a released party’s liability to any other parties.
11.6.2.    To the extent that on or after the Effective Date any Releasing Party settles any Claim it may have against any non-Released Party arising out of, relating to, or involving the Released Claims and provides a release to such non-Released Party, the Releasing Party shall include in that settlement a release from such non-Released Party in favor of the Released Parties in a form equivalent to the Release contained in this Settlement Agreement.
11.6.3.    By this Agreement, each Releasing Party hereby covenants and agrees to indemnify and hold each and every Released Party harmless of and from (i) any future or further exposure or payment arising out of, related to, or involving the Released Claims, including any litigation, Claim, or settlement which may hereafter be instituted, presented, or continued by or on behalf of the Releasing Parties, or by any person seeking contribution, indemnity, or subrogation in connection with such Released Claims, and (ii) any Claim arising out of, related to, or involving PFAS that has entered or may enter Drinking Water or any Releasing Party’s Public Water System. The Releasing Parties agree to credit and satisfy that portion of the total damages, if any, which may have been caused by the Releasing Parties, as such may be determined in any litigation, Claim, or settlement which may hereafter be instituted, presented, or continued in connection with the Released Claims, including any Claim of negligence or strict liability of the Released Parties.
11.7.    Exclusive Remedy. The relief provided for in this Settlement Agreement shall be the sole and exclusive remedy for all Releasing Parties with respect to any Released Claims, and the Released Parties shall not be subject to liability or expense of any kind with respect to any Released Claims other than as set forth in this Settlement Agreement.
11.8.    Waiver of Statutory Rights. To the extent the provisions apply, the Releasing Parties expressly, knowingly, and voluntarily waive the provisions of Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
To the extent the provisions apply, the Releasing Parties likewise expressly, knowingly, and voluntarily waive the provisions of Section 28-1-1602 of the Montana Code Annotated, which provides:

A general release does not extend to claims that the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.
To the extent the provisions apply, the Releasing Parties likewise expressly, knowingly, and voluntarily waive the provisions of Section 9-13-02 of the North Dakota Century Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.
To the extent the provisions apply, the Releasing Parties likewise expressly, knowingly, and voluntarily waive the provisions of Section 20-7-11 of the South Dakota Codified Laws, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
To the extent the laws apply, the Releasing Parties expressly waive and relinquish all rights and benefits that they may have under, or that may be conferred upon them by, Section 1542 of the California Civil Code, Section 28-1-1602 of the Montana Code Annotated, Section 9-13-02 of the North Dakota Century Code, Section 20-7-11 of the South Dakota Codified Laws, and all similar laws of other States, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the Released Claims. In connection with such waiver and relinquishment, the Releasing Parties acknowledge that they are aware that they or their attorneys may hereafter discover Claims or facts in addition to or different from those that they now know or believe to exist with respect to the Released Claims, but that it is their intention to accept and assume that risk and fully, finally, and forever release, waive, compromise, settle, and discharge all the Released Claims against Released Parties. The Release thus shall remain in effect notwithstanding the discovery or existence of any additional or different Claims or facts.
12    GUARANTEES AND PROTECTIONS
12.1    Prohibited Transactions and Successors; Bankruptcy. Until all 3M’s obligations under this Agreement are fully performed and satisfied, the provisions of this Paragraph 12.1 shall apply:
12.1.1    Prohibited Transactions and Successors.
12.1.1.1     3M shall not, in one (1) transaction or a series of integrated transactions, sell or transfer either a majority of its voting stock or U.S. assets having a value equal to thirty percent (30%) or more (as determined below) of the consolidated total assets of 3M according to 3M’s most recent Form 10-Q or 10-K (other than sales or transfers of inventories or otherwise in the ordinary course of business, or sales or transfers to an entity owned directly or indirectly by 3M) where the planned sale or transfer is announced after the Settlement Date, and as to which 3M does not obtain, from a nationally recognized valuation firm, either (a) a fairness opinion or (b) a solvency opinion stating that the transaction would not foreseeably and unreasonably jeopardize 3M’s ability to make the payments under the Settlement Agreement and to creditors in the ordinary course of 3M’s business that are due on or before the third payment date following the close of such sale or transfer transaction, unless 3M obtains the acquiror’s agreement that the acquiror will be either a guarantor of or successor to the percentage of the amount of each remaining payment under the Settlement Agreement equal to the percentage of 3M’s consolidated total assets being sold or transferred in such transaction. The consolidated total assets, pursuant to which percentages under this Paragraph 12.1.1.1 shall be calculated, shall be determined in accordance with United States generally accepted accounting principles and as of the date of 3M’s most recent publicly filed consolidated balance sheet prior to the date of entry into the sale or transfer agreement at issue; provided, however, that if 3M is no longer a public company, percentages under this Paragraph 12.1.1.1 shall be determined in accordance with United States generally accepted accounting principles and as of the date of 3M’s most recent consolidated balance sheet (but in no event one dated as of more than ninety (90) calendar days prior to the close of such sale or transaction).
12.1.1.2     Paragraph 12.1.1.1 shall apply only to transactions of the size set forth therein and shall be enforceable solely by Class Counsel. In the event of such a transaction, 3M shall provide notice to Class Counsel, no later than the day of public announcement of such transaction; provided, however, it is agreed and understood that no transaction subject to Paragraph 12.1.1.1 shall be consummated until after expiration of the applicable notice period described below. For any transaction triggering Paragraph 12.1.1.1, in conjunction with such notice, 3M shall deliver to Class Counsel the applicable fairness opinion, solvency opinion, or documents reflecting the value of the U.S. assets being sold or transferred, as a percentage (as determined under Paragraph 12.1.1.1) of 3M’s consolidated total assets (according to 3M’s most recent Form 10-Q or 10-K), with all such documents being subject to reasonable confidentiality restrictions. Any objection under these Paragraphs not raised within thirty (30) calendar days after such notice or within twenty-eight (28) calendar days after Class Counsel’s receipt of such documents, whichever is later, is waived. The sole remedy for such an objection, if timely and deemed valid by the Court, shall be an order enjoining the asset sale or transfer pending compliance with Paragraphs 12.1.1.1 and 12.1.1.2; in the event of such order, 3M agrees that it will not seek a bond in conjunction with such order.
12.1.1.3     For avoidance of doubt, 3M’s spin-off or other transactions involving its health-care business are not subject to Paragraphs 12.1 through 12.1.1.2.
12.1.2    Bankruptcy. The following provisions shall apply if 3M commences proceedings under the Bankruptcy Code:
12.1.2.1     3M shall schedule all Qualifying Class Members’ claims under this Agreement as liquidated, non-contingent, and undisputed per this Agreement without prejudice to Qualifying Class Members filing their Released Claims.

12.1.2.2     To the extent 3M obtains any recoveries as against any Qualifying Class Member pursuant to 11 U.S.C. § 550 in respect of payments made on account of the Qualifying Class Member’s Released Claims, such recoveries would be limited to a credit against unpaid amounts due under this Agreement.
12.1.2.3     If this Agreement is not assumed in bankruptcy or adopted as part of a confirmed Chapter 11 plan of reorganization, 3M hereby waives any statute of limitations defense that might limit or hinder recovery of Qualifying Class Members’ Released Claims addressed in this Agreement, except to the extent such defenses exist as of the Settlement Date.
12.1.2.4     Subject to the other subparts of Paragraph 12.1.2, if 3M obtains relief as against Qualifying Class Members pursuant to 11 U.S.C. § 550 or if this Agreement is not assumed or adopted as part of a confirmed Chapter 11 plan of reorganization, then all agreements, all concessions, all reductions of Qualifying Class Members’ Released Claims, and the Release and the Covenant Not to Sue, contained in this Agreement shall immediately and automatically be deemed null and void as to 3M; the Qualifying Class Members shall be deemed immediately and automatically restored to the same position they were in immediately prior to their entry into the Settlement Agreement, and the Qualifying Class Members shall have the right to assert any and all claims against 3M in the bankruptcy proceeding or otherwise, subject to any automatic stay, without regard to any limits or agreements as to the amount of the Settlement otherwise provided in the Settlement Agreement; provided, however, that notwithstanding the foregoing sentence, (i) all reductions of Qualifying Class Members’ Released Claims, and the Release and Covenant Not to Sue provided in connection with such settled Claims contained in this Agreement shall remain in full force and effect as to all Persons other than 3M itself; (ii) in the event a Releasing Party asserts any Released Claim against 3M after the rejection and/or termination of the Settlement Agreement and receives a judgment, settlement, or distribution arising from such Released Claim, then the amount of any payments such Releasing Party has previously received from 3M under the Settlement Agreement shall be applied to reduce the amount of any such judgment, settlement, or distribution; (iii) the Qualifying Class Members may exercise all rights provided under the Bankruptcy Code (or other applicable bankruptcy or non-bankruptcy law) with respect to their Released Claims against 3M, subject to all defenses and rights of 3M; and (iv) Qualifying Class Members shall retain all payments previously received under this Agreement, subject to 11 U.S.C. § 550.
12.2    Financial Reporting. If at any time 3M ceases to be a public reporting company, then, until all of 3M’s obligations under this Agreement are fully performed and satisfied, 3M will provide to Class Counsel, subject to reasonable confidentiality restrictions to be agreed, 3M’s annual audited financial statements and 3M’s quarterly unaudited financial statements, including a balance sheet and an income statement, within ninety (90) calendar days after the end of each fiscal quarter.

13    MISCELLANEOUS PROVISIONS
13.1    Continuing Jurisdiction. The U.S. District Court for the District of South Carolina shall have and retain jurisdiction over the interpretation and implementation of this Settlement Agreement, as well as any and all matters arising out of, related to, or involving the interpretation or implementation of the Settlement Agreement.
13.2    Cooperation. The parties shall cooperate fully with each other and shall use all reasonable efforts to obtain Court approval of the Settlement and all its terms. 3M shall provide all information reasonably necessary to assist the Class Representatives in the filing of any brief supporting approval of the Settlement. Class Representatives, Class Counsel, 3M, and 3M’s Counsel agree to recommend approval of and to support this Settlement Agreement to the Court and to use all reasonable efforts to give force and effect to its terms and conditions. Class Representatives, Class Counsel, 3M, 3M’s agents, and 3M’s Counsel shall not in any way encourage any objections to the Settlement (or any of its terms or provisions) or encourage any Eligible Claimant to elect to opt out. Class Representatives and Class Counsel shall cooperate fully with 3M, 3M’s agents, and 3M’s Counsel by providing 3M with (and consenting to the Special Master and Claims Administrator providing 3M with) any non-privileged, non-work-product-protected documents, data, communications, or information that 3M deems necessary to any insurance recovery effort.
13.3    No Admission of Wrongdoing or Liability. 3M does not admit or concede any liability or wrongdoing, acknowledge any validity to the Claims asserted in the Litigation, acknowledge any scientific, medical, factual, or other basis asserted in support of any of those Claims, acknowledge that certification of a litigation class is appropriate as to any Claim, or acknowledge any weakness in the defenses asserted in the Litigation, and nothing in this Settlement Agreement, the Preliminary Approval, or the Final Approval shall be interpreted to suggest anything to contrary. Nothing in this Settlement Agreement, any negotiations, statements, communications, proceedings, filings, or orders relating thereto, or the fact that the Parties entered the Settlement Agreement and settled the Released Claims against Released Parties shall be construed, deemed, or offered as an admission or concession by any of the Parties or as evidentiary, impeachment, or other material available for use or subject to discovery in any suit, action, or proceeding (including the Litigation), except (i) as required or permitted to comply with or enforce the terms of this Settlement Agreement, the Preliminary Approval, or the Final Approval, or (ii) in connection with a defense based on res judicata, claim preclusion, collateral estoppel, issue preclusion, release, or other similar theory asserted by any of the Released Parties.
13.4    Amendment of Settlement Agreement. Subject to Paragraph 13.4.1, no waiver, modification, or amendment of the terms of this Settlement Agreement, made before or after Final Approval, shall be valid or binding unless in writing, signed by Class Counsel and by duly authorized signatories of 3M, and then only to the extent set forth in such written waiver, modification, or amendment, and subject to any required Court approval.
13.4.1    More Favorable Terms in Other Settlements. If any other defendant in any MDL Case has executed or will execute prior to the Final Fairness Hearing a settlement agreement that provides for payments totaling two hundred fifty million dollars ($250,000,000.00) or more, and if 3M identifies a term in that other defendant’s settlement agreement that 3M believes is more favorable to the defendant than an equivalent term in Section 11 of this Settlement Agreement (including any term as to the Release, the Covenant Not to Sue, or Dismissal), 3M may elect to replace the relevant term of this Settlement Agreement with the more favorable term, upon written notice to Class Counsel. Any dispute as to the application of this Paragraph 13.4.1 shall be referred to the Special Master.
13.5    Construction of Settlement Agreement. The Parties acknowledge as part of the execution hereof that this Settlement Agreement was reviewed and negotiated by their respective counsel and agree that the language of this Settlement Agreement shall not be presumptively construed against any of the Parties. This Settlement Agreement shall be construed as having been drafted by all the Parties to it, so that any rule of construction by which ambiguities are interpreted against the drafter shall have no force and effect.
13.6    Arm’s-Length Transaction. The Parties each acknowledge that the negotiations leading to this Settlement Agreement were conducted regularly and at arm’s length; this Settlement Agreement is made and executed by and of each executing Party’s own free will; each such Party knows all the relevant facts and its rights in connection therewith; and such Party has not been improperly influenced or induced to make this settlement as a result of any act or action on the part of any other Party or employee, agent, attorney, or representative of any other Party.
13.7    Third-Party Beneficiaries. This Settlement Agreement does not create any third-party beneficiaries, except Class Members and the Released Parties other than 3M, which are intended third-party beneficiaries.
13.8    Entire Agreement. No representations, warranties, or inducements have been made to any of the Parties, other than those representations, warranties, and covenants contained in this Settlement Agreement and in the parties’ Supplemental Agreement, which collectively constitute the entire agreement between the Parties with regard to the subject matter contained herein, and supersede and cancel all prior and contemporaneous agreements, negotiations, commitments, and understandings between the Parties with respect to the specific subject matter hereof.
13.9    Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, the Released Parties, and their respective heirs, successors, and assigns. Consistent with Paragraph 4.3, the individual signing this Settlement Agreement on behalf of 3M represents and warrants that he or she has the power and authority to enter into this Settlement Agreement on behalf of 3M, on whose behalf he or she has executed this Settlement Agreement, as well as the power and authority to bind 3M to this Settlement Agreement. Likewise, consistent with Paragraph 4.2, Interim Class Counsel executing this Settlement Agreement represent and warrant that they have the power and authority to enter into this Settlement Agreement on behalf of Class Representatives and Class Members, as well as the power and authority to bind Class Representatives and Class Members to this Settlement Agreement.
13.10    Waiver. Any failure by any Party to insist upon the strict performance by any of the other Parties of any of the provisions of this Settlement Agreement shall not be deemed a waiver of any of the provisions of this Settlement Agreement and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Settlement Agreement.
13.11    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Settlement Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach in addition to any other remedy available at law or in equity, without the necessity of demonstrating the inadequacy of money damages.

13.12    Force Majeure. The failure of any Party to perform any of its obligations hereunder shall not subject any Party to any liability or remedy for damages, or otherwise, where such failure is occasioned in whole or in part by Acts of God, fires, accidents, pandemics, other natural disasters, interruptions or delays in communications or transportation, labor disputes or shortages, shortages of material or supplies, governmental laws, rules or regulations of governmental bodies or tribunals, acts or failures to act of any third parties, or any other similar or different circumstances or causes beyond the reasonable control of such Party.
13.13    Confidentiality. The parties shall keep confidential the content of the negotiations, points of discussion, documents, communications, and supporting data utilized or prepared in connection with the negotiations and settlement discussions taking place in the MDL Cases, except as otherwise required by law. Nothing in this Settlement Agreement shall prevent 3M from disclosing such information to its insurers if demanded by those insurers in the context of their coverage investigations. The parties may, at their discretion, issue publicity, press releases, or other public statements regarding this Settlement, whether unilaterally or as jointly agreed to in writing by all parties. Any jointly agreed or other statement shall not limit 3M’s ability to provide information about the Settlement to its employees, accountants, attorneys, insurers, shareholders, or other stakeholders or in accordance with legal requirements or to limit Class Counsel’s ability to provide Notice or information about the Settlement to Eligible Claimants or in accordance with legal requirements.
13.14    Exhibits. Any Exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of any Exhibits are expressly made a part of this Settlement Agreement.
13.15    Notices to Parties. Any notice, request, instruction, or other document to be delivered pursuant to this Settlement Agreement shall be sent to the appropriate Party by (i) electronic mail; and (ii) overnight courier, delivery confirmation requested:
If to 3M:
    Kevin H. Rhodes
Executive Vice President and Chief Legal Affairs Officer
    Legal Affairs Department
3M Company
3M Center, 220-9E-01
St. Paul, MN 55144-1000
krhodes@mmm.com

Thomas J. Perrelli
Jenner & Block LLP
1099 New York Avenue, N.W., Suite 900
Washington, DC 20001-4412
TPerrelli@jenner.com

Richard F. Bulger
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Rbulger@mayerbrown.com

If to the Class Representatives, Interim Class Counsel, Class Counsel, or Class Members:
Michael A. London
Douglas & London, P.C.
59 Maiden Lane, 6th Floor
New York, New York 10038
mlondon@douglasandlondon.com

Paul J. Napoli
Napoli Shkolnik
1302 Avenida Ponce de Leon
Santurce, Puerto Rico 00907
PNapoli@NSPRLaw.com

Scott Summy
Baron & Budd, P.C.
3102 Oak Lawn Avenue, Suite 1100
Dallas, Texas 75219
ssummy@baronbudd.com

Elizabeth A. Fegan
Fegan Scott LLC
150 South Wacker Drive, 24th Floor
Chicago, Illinois 60606
beth@feganscott.com

13.16    Governing Law. The provisions of this Settlement Agreement and the Exhibits and all actions arising out of, related to, or involving them shall be interpreted in accordance with, and governed by, the laws of the State of South Carolina, without regard to any otherwise applicable principles of conflicts of law or choice-of-law rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.
13.17    Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all parties hereto. This Settlement Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
13.18    Captions. The captions, titles, headings, or subheadings of the sections and paragraphs of this Settlement Agreement have been inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part of this Settlement Agreement.
13.19    Electronic Signatures. Any executing Party may execute this Settlement Agreement by having its respective duly authorized signatory sign their name on the designated signature block below and transmitting that signature page electronically to counsel for all parties. Any signature made and transmitted electronically for the purpose of executing this Settlement Agreement shall be deemed an original signature for purposes of this Settlement Agreement and shall be binding upon the Party transmitting their signature electronically.
13.20    No Liability. No Person shall have any Claim against the Class Representatives, Class Members, Interim Class Counsel, Class Counsel, 3M, 3M’s Counsel, Released Parties, Notice Administrator, Claims Administrator, Escrow Agent, or Special Master based on actions that Interim Class Counsel, Class Counsel, 3M’s Counsel, Notice Administrator, Claims Administrator, Escrow Agent, or Special Master were required or permitted to take under this Agreement.

* * * *

Agreed to this 22nd day of June, 2023.

Interim Class Counsel:

/s/ Michael A. London
Michael A. London
Douglas & London, P.C.
59 Maiden Lane, 6th Floor
New York, New York 10038
mlondon@douglasandlondon.com

/s/ Paul J. Napoli
Paul J. Napoli
Napoli Shkolnik
1302 Avenida Ponce de Leon
Santurce, Puerto Rico 00907
PNapoli@NSPRLaw.com

/s/ Scott Summy
Scott Summy
Baron & Budd, P.C.
3102 Oak Lawn Avenue, Suite 1100
Dallas, Texas 75219
ssummy@baronbudd.com
3M: /s/ Steven F. Reich Steven F. Reich Executive Vice President 3M Company 3M Center, 0220-09W-15 St. Paul, Minnesota 55144-1000